AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021 _____________________________________________________________________________________ 30 March 2022 1 Technical Report Summary Cuiabá A Life of Mine Summary Report Effective date: 31 December 2021 As required by § 229.601(b)(96) of Regulation S-K as an exhibit to AngloGold Ashanti's Annual Report on Form 20-F pursuant to Subpart 229.1300 of Regulation S-K - Disclosure by Registrants Engaged in Mining Operations (§ 229.1300 through § 229.1305). AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021 _____________________________________________________________________________________ 30 March 2022 2 Date and Signatures Page This report is effective as at 31 December 2021. Where the registrant (AngloGold Ashanti Limited) has relied on more than one Qualified Person to prepare the information and documentation supporting its disclosure of Mineral Resource or Mineral Reserve, the section(s) prepared by each qualified person has been clearly delineated. AngloGold Ashanti has recognised that in preparing this report, the Qualified Person(s) may have, when necessary, relied on information and input from others, including AngloGold Ashanti. As such, the table below lists the technical specialists who provided the relevant information and input, as necessary, to the Qualified Person to include in this Technical Report Summary. All information provided by AngloGold Ashanti has been identified in Section 25: Reliance on information provided by the registrant in this report. The registrant confirms it has obtained the written consent of each Qualified Person to the use of the person's name, or any quotation from, or summarisation of, the Technical Report summary in the relevant registration statement or report, and to the filing of the Technical Report Summary as an exhibit to the registration statement or report. The written consent only pertains to the particular section(s) of the Technical Report Summary prepared by each Qualified Person. The written consent has been filed together with the Technical Report Summary exhibit and will be retained for as long as AngloGold Ashanti relies on the Qualified Person’s information and supporting documentation for its current estimates regarding Mineral Resource or Mineral Reserve. MINERAL RESOURCE QUALIFIED PERSON Henrique Portella Vigário Sections prepared: 1 - 11, 20 - 25 _____________________ MINERAL RESERVE QUALIFIED PERSON Felipe Goes Lima Sections prepared: 1, 12-19, 21 - 25 _____________________ Responsibility Technical Specialist ESTIMATION Henrique Vigário EVALUATION QAQC Henrique Vigário EXPLORATION Joao Canela GEOLOGICAL MODEL Henrique Vigário GEOLOGY QAQC Basilio Neto GEOTECHNICAL ENGINEERING Leandro Costa HYDROGEOLOGY Kenia Guerra MINERAL RESOURCE CLASSIFICATION Henrique Vigário ENVIRONMENTAL AND PERMITTING Marcos Morais FINANCIAL MODEL Ricardo Santoro INFRASTRUCTURE Mauro Signorelli LEGAL Marcos Morais METALLURGY Guilherme Peixoto MINE PLANNING Rodolfo Reis MINERAL RESERVE CLASSIFICATION Rodolfo Reis /s/ Henrique Portella Vigário /s/ Felipe Goes Lima AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021 _____________________________________________________________________________________ 30 March 2022 3 Consent of Qualified Person I, Henrique Portella Vigário, in connection with the Technical Report Summary for “Cuiabá Mine, A Life of Mine Summary Report” dated 31 December 2021 (the “Technical Report Summary”) as required by Item 601(b)(96) of Regulation S-K and filed as an exhibit to AngloGold Ashanti Limited’s (“AngloGold Ashanti”) annual report on Form 20-F for the year ended 31 December 2021 and any amendments or supplements and/or exhibits thereto (collectively, the “Form 20-F”) pursuant to Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (“1300 Regulation S-K”), consent to: • the public filing and use of the Technical Report Summary as an exhibit to the Form 20-F; • the use of and reference to my name, including my status as an expert or “Qualified Person” (as defined in 1300 Regulation S-K) in connection with the Form 20-F and Technical Report Summary; • any extracts from, or summary of, the Technical Report Summary in the Form 20-F and the use of any information derived, summarised, quoted or referenced from the Technical Report Summary, or portions thereof, that is included or incorporated by reference into the Form 20-F; and • the incorporation by reference of the above items as included in the Form 20-F into AngloGold Ashanti’s registration statements on Form F-3 (Registration No. 333-230651) and on Form S-8 (Registration No. 333-113789) (and any amendments or supplements thereto). I am responsible for authoring, and this consent pertains to, the Technical Report Summary. I certify that I have read the Form 20-F and that it fairly and accurately represents the information in the Technical Report Summary for which I am responsible. Date: 30 March 2022 Henrique Portella Vigário /s/ Henrique Portella Vigário AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021 _____________________________________________________________________________________ 30 March 2022 4 Consent of Qualified Person I, Felipe Goes Lima, in connection with the Technical Report Summary for “Cuiabá Mine, A Life of Mine Summary Report” dated 31 December 2021 (the “Technical Report Summary”) as required by Item 601(b)(96) of Regulation S-K and filed as an exhibit to AngloGold Ashanti Limited’s (“AngloGold Ashanti”) annual report on Form 20-F for the year ended 31 December 2021 and any amendments or supplements and/or exhibits thereto (collectively, the “Form 20-F”) pursuant to Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (“1300 Regulation S-K”), consent to: • the public filing and use of the Technical Report Summary as an exhibit to the Form 20-F; • the use of and reference to my name, including my status as an expert or “Qualified Person” (as defined in 1300 Regulation S-K) in connection with the Form 20-F and Technical Report Summary; • any extracts from, or summary of, the Technical Report Summary in the Form 20-F and the use of any information derived, summarised, quoted or referenced from the Technical Report Summary, or portions thereof, that is included or incorporated by reference into the Form 20-F; and • the incorporation by reference of the above items as included in the Form 20-F into AngloGold Ashanti’s registration statements on Form F-3 (Registration No. 333-230651) and on Form S-8 (Registration No. 333-113789) (and any amendments or supplements thereto). I am responsible for authoring, and this consent pertains to, the Technical Report Summary. I certify that I have read the Form 20-F and that it fairly and accurately represents the information in the Technical Report Summary for which I am responsible. Date: 30 March 2022 Felipe Goes Lima /s/ Felipe Goes Lima

AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021 _____________________________________________________________________________________ 30 March 2022 5 Contents 1 Executive Summary ............................................................................................................................... 9 1.1 Property description including mineral rights .................................................................................. 9 1.2 Ownership ..................................................................................................................................... 9 1.3 Geology and mineralisation ........................................................................................................... 9 1.4 Status of exploration, development and operations ...................................................................... 10 1.5 Mining methods ........................................................................................................................... 10 1.6 Mineral processing ....................................................................................................................... 10 1.7 Mineral Resource and Mineral Reserve estimates ....................................................................... 11 1.8 Summary capital and operating cost estimates ............................................................................ 12 1.9 Permitting requirements ............................................................................................................... 13 1.10 Conclusions and recommendations ........................................................................................... 13 2 Introduction .......................................................................................................................................... 13 2.1 Disclose registrant ....................................................................................................................... 13 2.2 Terms of reference and purpose for which this Technical Report Summary was prepared .......... 13 2.3 Sources of information and data contained in the report / used in its preparation ........................ 14 2.4 Qualified Person(s) site inspections ............................................................................................. 14 2.5 Purpose of this report .................................................................................................................. 14 3 Property description ............................................................................................................................. 14 3.1 Location of the property ............................................................................................................... 14 3.2 Area of the property ..................................................................................................................... 16 3.3 Legal aspects (including environmental liabilities) and permitting ................................................ 16 3.4 Agreements, royalties and liabilities ............................................................................................. 17 4 Accessibility, climate, local resources, infrastructure and physiography ............................................... 17 4.1 Property description ..................................................................................................................... 17 5 History ................................................................................................................................................. 17 6 Geological setting, mineralisation and deposit ..................................................................................... 18 6.1 Geological setting ........................................................................................................................ 18 6.2 Geological model and data density .............................................................................................. 19 6.3 Mineralisation .............................................................................................................................. 22 7 Exploration ........................................................................................................................................... 22 7.1 Nature and extent of relevant exploration work ............................................................................ 22 7.2 Drilling techniques and spacing ................................................................................................... 24 7.3 Results ........................................................................................................................................ 25 7.4 Locations of drill holes and other samples ................................................................................... 25 7.5 Hydrogeology .............................................................................................................................. 26 7.6 Geotechnical testing and analysis ................................................................................................ 30 8 Sample preparation, analysis and security ........................................................................................... 32 8.1 Sample preparation ..................................................................................................................... 32 8.2 Assay method and laboratory ...................................................................................................... 33 8.3 Sampling governance .................................................................................................................. 34 8.4 Quality Control and Quality Assurance ........................................................................................ 35 AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021 _____________________________________________________________________________________ 30 March 2022 6 8.5 Qualified Person's opinion on adequacy ...................................................................................... 40 9 Data verification ................................................................................................................................... 40 9.1 Data verification procedures ........................................................................................................ 40 9.2 Limitations on, or failure to conduct verification ............................................................................ 41 9.3 Qualified Person's opinion on data adequacy .............................................................................. 41 10 Mineral processing and metallurgical testing ...................................................................................... 41 10.1 Mineral processing / metallurgical testing .................................................................................. 41 10.2 Laboratory and results ............................................................................................................... 42 10.3 Qualified Person's opinion on data adequacy ............................................................................ 43 11 Mineral Resource estimates ............................................................................................................... 43 11.1 Reasonable basis for establishing the prospects of economic extraction for Mineral Resource . 43 11.2 Key assumptions, parameters and methods used...................................................................... 45 11.3 Mineral Resource classification and uncertainty ........................................................................ 51 11.4 Mineral Resource summary ....................................................................................................... 52 11.5 Qualified Person's opinion ......................................................................................................... 53 12 Mineral Reserve estimates ................................................................................................................. 53 12.1 Key assumptions, parameters and methods used...................................................................... 53 12.2 Cut-off grades ............................................................................................................................ 55 12.3 Mineral Reserve classification and uncertainty .......................................................................... 56 12.4 Mineral Reserve summary ......................................................................................................... 56 12.5 Qualified Person’s opinion ......................................................................................................... 57 13 Mining methods ................................................................................................................................. 57 13.1 Requirements for stripping, underground development and backfilling ...................................... 59 13.2 Mine equipment, machinery and personnel ................................................................................ 62 13.3 Final mine outline ....................................................................................................................... 62 14 Processing and recovery methods ..................................................................................................... 63 15 Infrastructure ...................................................................................................................................... 65 16 Market studies ................................................................................................................................... 65 17 Environmental studies, permitting plans, negotiations, or agreements with local individuals or groups ............................................................................................................................................................... 67 17.1 Permitting .................................................................................................................................. 67 17.2 Requirements and plans for waste tailings disposal, site monitoring and water management .... 68 17.3 Socio-economic impacts ............................................................................................................ 68 17.4 Mine closure and reclamation .................................................................................................... 69 17.5 Qualified Person's opinion on adequacy of current plans ........................................................... 69 17.6 Commitments to ensure local procurement and hiring ............................................................... 69 18 Capital and operating costs ................................................................................................................ 69 18.1 Capital and operating costs ....................................................................................................... 69 18.2 Risk assessment........................................................................................................................ 70 19 Economic analysis ............................................................................................................................. 70 19.1 Key assumptions, parameters and methods .............................................................................. 70 19.2 Results of economic analysis ..................................................................................................... 70 19.3 Sensitivity analysis ..................................................................................................................... 72 AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021 _____________________________________________________________________________________ 30 March 2022 7 20 Adjacent properties ............................................................................................................................ 72 21 Other relevant data and information ................................................................................................... 72 21.1 Inclusive Mineral Resource ........................................................................................................ 72 21.2 Inclusive Mineral Resource by-products .................................................................................... 73 21.3 Mineral Reserve by-products ..................................................................................................... 74 21.4 Inferred Mineral Resource in annual Mineral Reserve design .................................................... 74 21.5 Additional relevant information ................................................................................................... 74 21.6 Certificate of Qualified Person(s) ............................................................................................... 75 22 Interpretation and conclusions ........................................................................................................... 76 23 Recommendations ............................................................................................................................. 76 24 References ........................................................................................................................................ 76 24.1 References ................................................................................................................................ 76 24.2 Mining terms .............................................................................................................................. 78 25 Reliance on information provided by the Registrant ........................................................................... 82 List of Figures Cuiabá plant and Queiroz processing routes .......................................................................................... 11 Summary of capital and operation cost estimates ($) .............................................................................. 12 Map showing the location, infrastructure and mining license area for AngloGold Ashanti Mineração Cuiabá and Lamego Mines. .................................................................................................................... 15 Map showing the Cuiabá Mining Manifest (source: https://aga.jazida.com) ............................................. 16 Quadrilátero Ferrífero regional map ........................................................................................................ 19 Kilometer-scale cone-shaped Cuiabá mine tubular fold, E-W view .......................................................... 20 Data density and distribution at Cuiabá mine. Elevation in meters AMSL ................................................ 20 Schematic stratigraphic column through Cuiabá Deposit ........................................................................ 21 Geological section of Cuiabá mine, plan view of level 20, elevation around 300m AMSL ........................ 22 Locations of drill holes and other samples Cuiabá mine. W-E view ......................................................... 25 Data and analyses leading to a hydrologic site and system conceptual model ........................................ 27 Groundwater Modelling and predictive scenario analysis workflow (Anderson et al. 2002) ..................... 27 Streams/river map for the Cuiabá Mine area ........................................................................................... 28 Piezometer locations at Cuiabá Mine ...................................................................................................... 29 AngloGold Ashanti’s average drilling recovery performance per rig ........................................................ 33 Sieve analysis control for crushed material performed by Queiroz laboratory ......................................... 36 Sieve analysis control for pulp material performed by Queiroz laboratory ............................................... 36 Mass measurement performed by Queiroz laboratory ............................................................................. 36 Grade Control and exploration standards (low- and high-grades) ........................................................... 37 Grade Control and exploration blanks ..................................................................................................... 37 Grade Control and exploration blanks (continued) .................................................................................. 38 Grade Control duplicates samples .......................................................................................................... 39 Exploration duplicates samples ............................................................................................................... 39 External check assay results for crushed and pulp material .................................................................... 40 Geometallurgical laboratory test work flowsheet ..................................................................................... 42 AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021 _____________________________________________________________________________________ 30 March 2022 8 Material classification based on performance class ranges ..................................................................... 42 Global recovery by Machine Learning in 2021 ........................................................................................ 43 Cuiabá inclusive Mineral Resource grade and tonnage curve (underground) ......................................... 47 Capping definition Fonte Grande Sul and Serrotinho orebodies, in this case the top cap was defined in 107 Au g/t ............................................................................................................................................... 49 Fonte Grande Sul and Serrotinho orebodies variography ....................................................................... 50 2020 mining recovery analysis ................................................................................................................ 54 Mine Call Factor 5-year historical average .............................................................................................. 54 Triple Stope – geotechnical parameters example 1 ................................................................................ 58 Triple Stope – geotechnical parameters example 2 ................................................................................ 58 Typical panel currently used for sublevel stoping at main orebodies ....................................................... 61 Typical panel currently used for sublevel stoping for narrow veins .......................................................... 61 Typical panel currently used for cut and fill for narrow veins ................................................................... 62 Cuiabá mine: planned extent of narrow vein mining ................................................................................ 62 Cuiabá mine - planned extent of main orebody mining ............................................................................ 63 The Cuiabá plant processing route ......................................................................................................... 64 The Cuiabá plant processing route ......................................................................................................... 64 Sensitivities on key value drivers (+/- 20%) ............................................................................................. 72

AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021

1 Executive Summary

1.1 Property description including mineral rights

The Cuiabá mine is an underground operation and a production stage property within one of the most important metallogenetic provinces in Brazil known as the Iron Quadrangle. This region has been an important producer of iron, manganese, and gold since the 17th century. The Cuiabá operation and its infrastructure, as well as its presently delineated Mineral Reserve and Mineral Resource, are fully hosted by a single ANM concession namely mine manifest ANM title 000.323/1973, which formally belongs to the local company AngloGold Ashanti Corrego do Sitio Mineração S.A (AGACSM).

Cuiabá is located to the east of Belo Horizonte in the state of Minas Gerais, southeast Brazil and is at lat/long 20° 07' 55'' S and 44° 15' 37'' W.

In 1740, artisanal miners carried out the first mining in the area. The Saint John Del Rey Mining Company Ltd acquired the mine in 1834 as an integral part of the Morro Velho property that belonged to George Francis Lyon, a former superintendent of the Imperial Brazilian Company. Exploration and development resumed in 1977, culminating with the reopening of the mine in 1985. In 1996, the company became a wholly owned subsidiary of the Anglo American Group, and in 1999, ownership was transferred to the holding company AngloGold (now AngloGold Ashanti), which is the current operator.

Cuiabá is covered by a single concession granted by the ANM, namely 000.323/1973, held by AGACSM, covering a total area of 3,662ha. The concessions 830.937/1979 and 831.027/1980 covering an additional area of 816.2 hectares were published in February 2022. The concessions are currently active, in good legal and operational standing, and free of liabilities and/or major obligations.

According to Brazilian mining law, the expiry of claims, licenses, and other tenure rights coincide with the depletion of the Mineral Reserve, cessation of mining operations and legally required post-operational activities (such as mine closure), provided all annual reports have been approved by the ANM.

Cuiabá is an active producing underground mine with an annual production of around 230koz. The exploration programme at Cuiabá mine has as its main focus upgrading the Mineral Resource on the major orebodies between levels 20 and 23. To date the campaign has shown positive down plunge extensions at Fonte Grande Sul and western extensions of Serrotinho. Creating flexibility in the production plan is also an important aspect of the exploration programmes and aims to probe the secondary orebodies outside the Cuiabá fold that hosts the main orebodies. Four orebodies outside of the main fold are being tested: VQZ, Viana, Galinheiro FW and Serrotinho_Extensao.

Ore from the Cuiabá and Lamego underground mines is processed at the Cuiabá gold plant. The concentrate produced is then transported to the Queiroz plant for processing and refining.

1.2 Ownership

AGACSM is 100% owned by the registrant AngloGold Ashanti Ltd (AngloGold Ashanti). AGACSM consists of several operations, namely Cuiabá, Lamego, and Córrego do Sítio located 54km away and which has its own plant. AGACSM operates Cuiabá mine with no landowner-related restrictions.

1.3 Geology and mineralisation

Cuiabá mine is located in the Iron Quadrangle, which is a geotectonic unit on the southern edge of the Sao Francisco Craton, comprising Archaean and Proterozoic terrains, and bordered by Neoproterozoic mobile belts. From a regional viewpoint, Cuiabá mine is located in the eastern extension of the Serra do Curral inverted homocline, located on the northeastern edge of the Iron Quadrangle.

The mine lithostratigraphy consists of an intermediate metamafic sequence of the greenstone belt type and is hosted in the Nova Lima Group which is part of the Rio das Velhas Supergroup. This sequence is characterised by metabasaltic rocks at the base, overlain by Algoma Type Cuiabá Banded Iron Formation (BIF), carbonaceous schist, and graphitic schist. Above the metasediments is a sequence of metabasalts overlain by an alternating sequence of metapelites and metapsammitic rocks with minor volcanoclastics.

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AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021

Cuiabá is a gold-only Archaean BIF-hosted gold deposit that produces sulphuric acid as a processing by-product. It is characterised by hydrothermal alteration of the rocks, with the mineralisation occurring mainly in BIF layers, subordinate quartz veins, or in schists. The host to the gold mineralisation in the volcano-sedimentary Nova Lima Group that occurs at the base of the Rio das Velhas Supergroup. The upper sequence of the Rio das Velhas Supergroup is the metasedimentary Maquine Group. The gold mineralisation at Cuiabá has features and characteristics that match the epigenetic orogenic gold deposit model typical of Archaean lode gold deposits.

Cuiabá mines' gold mineralisation is associated with sulphides and quartz veins in BIF and volcanic sequences. Structural control and fluid flow are the most important factors for gold mineralisation with a common association between large-scale shear zones and their associated structures. Where BIF is mineralised, the ore appears strongly stratiform due to the selective sulphidation of the iron-rich layers. Steeply plunging shear zones tend to control the ore shoots, which commonly plunge parallel to intersections between the shears and other structures. Mineralisation is hosted in the limbs of a fold system.

The main orebodies at Cuiabá are as follows:

- Normal limb: Fonte Grande Sul (FGS) and Serrotinho,
- Overturned limb: Balancao, Galinheiro and Canta Galo.

Secondary orebodies occur in hydrothermally altered schists in the footwall of Galinheiro (Galinheiro footwall orebody), hydrothermally altered schists/quartz veins near the footwall of Fonte Grande Sul and Serrotinho (Quartz vein orebody), and close to the hanging wall of Serrotinho (Viana orebody).

1.4 Status of exploration, development and operations

The exploration programme for 2022 will focus on plunge extensions of the major orebodies at between level 22 and 23, converting Mineral Resource in FGS to allow it to be engineered to a Mineral Reserve, and testing the exploration potential of the Serrotinho orebody at depth. The campaign will be undertaken with long drill holes (300m to 400m) from 3 main drill pads. The secondary orebodies drilling campaign has focus on conversion from Inferred Mineral Resource to Indicated Mineral Resource targeting two areas: VQZ from level 15 to level 17; and Viana in level 19. At Descoberto the focus will be to check for strike extensions.

1.5 Mining methods

Cuiabá mine is an underground mine that currently operates using two main mining methods: sublevel long hole open stoping (SLOS), and triple stoping. A third mining method applied for the Mineral Reserve design is the cut and fill method which is used in the Narrow Veins areas (Balancão below N19 and Galinheiro below N14) where dip and grades are lower.

1.6 Mineral processing

Cuiabá and Lamego mines feed the Cuiabá (crushing, milling and flotation) and Queiroz (roaster, carbon circuit and refinery) plants, currently at 2.0Mtpa with a metallurgical recovery of 93.3% for the combined feed. At the Cuiabá Gold plant, ore is crushed and milled followed by flotation and filtration to produce a concentrate, which is transported by an aerial ropeway to Queiroz for further treatment. Approximately 32% of gold is recovered through a gravity circuit at the Cuiabá plant. The concentrate transported by aerial ropeway is received at Queiroz plant which is located in Nova Lima and comprises the refractory ore circuit (from Cuiabá/Lamego) and additionally has facilities for pyrometallurgy and hydrometallurgy. The concentrate is roasted and the calcine proceeds to a carbon-in-pulp with Merrill Crowe circuits for further refining. The sulphide gas is captured for processing at the acid plant. Approximately 230ktpa of sulphuric acid is produced as a by-product.

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AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021

Cuiabá plant and Queiroz processing routes


Cuiabá processing route
Shaft - Cuiaba Ore
70 %
30 %
Grid
Lamego Ore
Jaw Crusher
Ore Bin
Vibrating Screen
Conic Crusher
Vibrating Screen
Conic Crusher
Ore Bin
Press Filters
Concentrate
Flotation
Tails
Dewatering thickener
Hidrocyclone
Hidrocyclone
Ball Mill
20%
80%
Gravimetric Circuit
Circulating Load
Hidrocyclone
Thickener
Aerial Ropeway To Queiroz Plant
Backfill
Tails Dam
Vibrating Screen
Knelson Concentrators
Shaking Tables
Free Gold
Mine or Fill Stockpile
Queiroz Plant Processing Route
Lifts
Water
Pulp storage
Pulp conditioning
To H2SO4 plant
Cooler
Cooler
Roasters
Water
Water
To Efluent treatment
Cooling
Leaching 1
Lime
CN
Lime
Lime
Air
Thickener 559EP02
536RE08
536RE07
536RE06
536RE05
536RE04
536RE03
536RE02
536RE01
590RE01
590RE02
590RE03
536RE15
536RE16
Air
Leaf filter A/B/R
Clarifier
CIP
Elution
CN + NaOH + H2O
Leaching 2
Filter press A/B/C/R
Deaerator A/B
Zn+Pb(NO3)2
Precipitation
Smelter
538TQ02
538TQ04
538TQ06
538TQ08
538TQ03
538TQ05
538TQ07
538TQ09
Calcinade dam



1.7 Mineral Resource and Mineral Reserve estimates

The exclusive Mineral Resource is made up of ore not included in the Mineral Reserve due to economics and the Inferred Mineral Resource.

The exclusive Mineral Resource is related to the Inclusive Mineral Resource, excluding the in situ areas of Mineral Reserve. 53% of the exclusive Mineral Resource is related to Inferred Resource that is not part of the Mineral Reserve. Sill Pillars that are included in the Mineral Resource and not considered in the Mineral Reserve represent 44% of the total Measured and Indicated in the exclusive Mineral Resource. The remaining Measured and Indicated represents areas of the Mineral Resource that were not feasible in the Mineral Reserve due to economics.

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AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021

Exclusive gold Mineral Resource

Cuiabá		Tonnes	Grade	Contained gold	
as at 31 December 2021	Category	million	g/t	tonnes	Moz
	Measured	4.70	7.74	36.40	1.17
	Indicated	3.47	5.43	18.83	0.61
	Measured & Indicated	8.17	6.76	55.23	1.78
	Inferred	12.87	4.94	63.63	2.05

The Mineral Reserve estimate was estimated based on version 38 of the Mineral Resource models issued in September 2021; estimation follows industry best practice and is fully compliant to AngloGold Ashanti's 2021 Guidelines for the reporting of Exploration Results, Mineral Resource and Ore Reserve (hereinafter referred to as AngloGold Ashanti Guidelines for Reporting). All known modifying factors were applied including ore recoveries, operational dilutions, and mine call factors. Zone-dependent factors were adjusted accordingly. An economic analysis was conducted based on a five-year (5Y) average of the capital expenditure estimate (2022 to 2026) and the operational expenditures estimate for 2022, both based on the business plan approved by Cuiabá's senior management. The economic analysis of the Mineral Reserve includes revenue from sulphuric acid as a by-product and payment of all governmental royalties and returned a positive Net Present Value.

Gold Mineral Reserve

Cuiabá		Tonnes	Grade	Contained gold	
as at 31 December 2021	Category	million	g/t	tonnes	Moz
	Proven	2.08	4.65	9.67	0.31
	Probable	5.80	4.70	27.29	0.88
	Total	7.89	4.69	36.97	1.19

1.8 Summary capital and operating cost estimates

Total capital costs were estimated in $45.8M using a 5Y average of the business plan LOM budget estimate (2022 to 2026), and total operating costs were estimated at $211.4M based on the business plan estimate for 2022.

Summary of capital and operation cost estimates ($). Both includes costs related to TSF and equipment leasing.

CUIABÁ	Mineral Reserve / Plan assumption
	$
2022 OPEX ESTIMATE	
Mine cost (variable)	29,117,749
Mine cost (fixed)	6,152,385
Haulage - stoping ore	17,378,156
Haulage - development ore	16,774,859
Shaft - stoping ore	3,596,755
Shaft - development ore	1,130,075
Plant (variable)	1,610,415
Plant (fixed)	28,757,009
Production taxes	4,671,521
Primary development	50,284,807
Secondary development	9,187,447
Raise borer development	1,176,608
G&A - mine	26,945,397
G&A - plant	14,633,966
G&A - Others	0
5-YEAR AVERAGE CAPEX ESTIMATE (2022 TO 2026)	
SIB - mine	28,614,483
SIB - plant	5,869,302
SIB - others	1,956,902
Exploration - capitalised	9,102,081
Others	238,476
AISC	257,198,391

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AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021 _____________________________________________________________________________________ 30 March 2022 13 1.9 Permitting requirements Mineral rights / concessions are limited by a specific perimeter (area limit) and AGACSM is not allowed to mine outside this permitting area limit. AGACSM use a software application (JazidaTM) in order to manage permitting requirements and other tenement management aspects. Environmental and mining legislations have been more frequently updated in recent years, due to recent TSF failures in Brazil. In addition, they are becoming more stringent for the mining sector as a whole. AGACSM has been working closely with industrial federation representatives, aiming to anticipate potential new legislations and reduce company risk in Brazil. 1.10 Conclusions and recommendations In the QP’s opinion, the drilling and sampling procedures at Cuiabá mine are robust, suitable for the style of mineralisation, and are at or above industry-standard practices. There are no drilling, sampling, or recovery factors that could materially impact the accuracy and reliability of the results. The Cuiabá mine domaining and Mineral Resource estimation approaches are appropriate, using industry- accepted methods. Furthermore, the constraint of underground Mineral Resource reporting to use optimised mineable stope shapes is aligned to industry best practice. The QP considers that the Mineral Resource at Cuiabá is appropriately estimated and classified. The QP is not aware of any environmental, permitting, legal, title, socio-economic, marketing, metallurgical, fiscal, or other relevant factors, that could materially affect the Mineral Resource estimate. The QP is of the opinion that the 2021 Mineral Resource estimates are free of material error and are a true reflection of geology and mineralisation. In the QP’s opinion, the 2021 Cuiabá Mineral Resource estimate is appropriate for conversion to Mineral Reserve. The Cuiabá mine is fully reported as an on-going LOM. The estimates for capital and operating costs are considered appropriate and already fully capture all costs related to the TSF commissioning and operation and the mine fleet leasing. The gold price and exchange rate are both aligned to the AngloGold Ashanti Guidelines for Reporting. Underground assumptions and constraints are based on technical specifications and/or historical data, include geotechnical guidelines for each underground domain, ventilation and cooling requirements, mining and development rate, dilution, mining recovery, and mine call factors. There are no restrictions associated to environmental, social, economic, and/or political matters that could potentially affect the figures stated as Mineral Reserve 2 Introduction 2.1 Disclose registrant This registrant for this Technical Report Summary is AngloGold Ashanti. 2.2 Terms of reference and purpose for which this Technical Report Summary was prepared The purpose of the Technical Report Summary is to report the Mineral Resource and Mineral Reserve of Cuiabá mine which is quoted as at 31 December 2021. The Mineral Resource is reported in situ for block modelled Mineral Resource and as broken material for stockpiles. The Mineral Reserve is reported as delivered to the processing facility and is therefore inclusive of ore loss and dilution. The terms of reference follow the AngloGold Ashanti Guidelines for Reporting and adhere to the reporting requirements of S-K 1300 as put out by the US Securities and Exchange Commission. Terms of reference are following AngloGold Ashanti Guidelines for the Reporting of Exploration Results, Mineral Resource and Ore Reserve and based on public reporting requirements as per regulation S-K 1300. Although the term Mineral Reserve is used throughout S-K 1300 and this document, it is recognised that the term Ore Reserve is synonymous with Mineral Reserve. AngloGold Ashanti uses Ore Reserve in its internal reporting. AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021 _____________________________________________________________________________________ 30 March 2022 14 The Technical Report Summary aims to reduce complexity and therefore does not include large amounts of technical or other project data, either in the report or as appendices to the report, as stipulated in Subpart 229.1300 and 1301, Disclosure by Registrants Engaged in Mining Operations and 229.601 (Item 601) Exhibits, and General Instructions. The qualified person must draft the summary to conform, to the extent practicable, with the plain English principles set forth in § 230.421 of this chapter. Should more detail be required they will be furnished on request. The following should be noted in respect of the Technical Report Summary: • All figures are expressed on an attributable basis unless otherwise indicated • Unless otherwise stated, $ or dollar refers to United States dollars • BRL refers to Brazilian real • Group and company are used interchangeably • Mine, operation, business unit and property are used interchangeably • Rounding off of numbers may result in computational discrepancies • To reflect that figures are not precise calculations and that there is uncertainty in their estimation, AngloGold Ashanti reports tonnage, content for gold to two decimals • Metric tonnes (t) are used throughout this report and all ounces are Troy ounces • Abbreviations used in this report: gold – Au, silver - Ag, and sulphur – S. • The reference co-ordinate system used for the location of properties as well as infrastructure and licences maps / plans is latitude longitude geographic co-ordinates in various formats, or relevant Universal Transverse Mercator (UTM) projection. This report uses internal information generated by the Cuiaba Mine business planning process which is the overarching process to generate Mineral Resource and Mineral Reserve at the operation. AngloGold Ashanti requires that the Mineral Reserve that is an outcome of this process is generated to a minimum of a Pre-Feasibility Study (PFS) level. 2.3 Sources of information and data contained in the report / used in its preparation The source of information was based on the technical professionals' inputs and operational information from the mine, as well as from internal reports and external audits. 2.4 Qualified Person(s) site inspections The Mineral Resource QP Henrique Portella Vigário is based at Cuiabá mine and regularly inspects the site on a weekly basis. The Mineral Reserve QP, Felipe Lima, is based at Cuiabá mine and regularly inspects the site on a weekly basis. 2.5 Purpose of this report This is first time reporting of the Technical Report Summary for this operation. There are no previously filed Technical Report Summaries for this operation. Reporting in this Technical Report Summary is related to both Mineral Resource and Mineral Reserve. 3 Property description 3.1 Location of the property The Cuiabá mine is located in the NW sector of the Iron Quadrangle, 5.5km east of Sabará, a Brazilian municipality located in the state of Minas Gerais, on kilometre 26 (Mestre Caetano District, CEP - 34.505- 320) of MGT Highway 262, which connects Belo Horizonte to Caeté through Sabará. The lat/long co- ordinates of the process plant are 19° 53’ 41”S and 45° 45’ 18”W. Sabará is located in the metropolitan region of Belo Horizonte, state capital, 15km distant from the capital at an elevation of 705 metres above sea level, known as a historical gold producer in Brazil with first artisanal works related to the 17th century. Brazil is a federal republic with a president, a National Congress, and a judiciary. AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021 _____________________________________________________________________________________ 30 March 2022 15 Brazil is the largest country in South America and one of the five biggest nations in the world, with a significant mining sector with the main production centred on the extraction of iron, gold, among other metallic and industrial minerals. Map showing the location, infrastructure and mining license area for AngloGold Ashanti Mineração Cuiabá and Lamego Mines. The co-ordinates of the mine, as represented by the Cuiabá plant, are depicted on the map and are given as latitude/longitude in the geographic co-ordinate system on the WGS 84 datum. AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021 _____________________________________________________________________________________ 30 March 2022 16 In Brazil, mining concession or mine manifests are valid for the life of the deposit. Mining concessions are granted to the holders of exploration licenses that manage to prove the existence of a Mineral Resource and have been licensed by the environmental competent authority. Mine manifests (mining titles granted in 1936) and mining concessions (mining titles presently granted through an order signed by the Secretary of Mines of the Ministry of Mines and Energy) are valid for an undetermined period until depletion of Mineral Reserves, provided that the mining title holder complies with current Brazilian mining and environmental legislation, as well as with those requirements set out by the Mining National Agency (ANM) which acts as the inspecting and regulatory entity for mining and mineral exploration activities. The obligations to retain any mining property include the preparation and submittal to the ANM of a detailed annual operations report (RAL - Relatorio Anual de Lavra). In addition, the mine and plant must be operated as per ANM approved operations plans/projects (PAE Plano de Aproveitamento Economico) and per the generally accepted good engineering practice standards. Furthermore, operations must comply with all Brazil’s safety and environmental legislations. In regional context AngloGold Ashanti enjoys a good reputation with the community and local government, around 95% of its employee staff consists of local people, and 22 social projects are supported by AGACSM through own investment and investment with resources from tax incentive laws. No environmental or legal risks are identified. 3.2 Area of the property The entire area covers a total of 3,661.52ha from the mine manifest ANM title 000.323/1973. 3.3 Legal aspects (including environmental liabilities) and permitting The Cuiabá mining operation and its facilities, as well as its presently delineated Mineral Reserve and Mineral Resource, are fully hosted by a single ANM concession, the mine manifest ANM title 000.323/1973, which formally belongs to the local company AngloGold Ashanti Corrego do Sitio Mineração S.A. (it covers a total of 3,661.52ha). The concessions 830.937/1979 and 831.027/1980 covering an additional area of 816.2 hectares were published in February 2022. Mine manifests (mining titles granted in 1936) and mining concessions (mining titles presently granted through an order signed by the Secretary of Mines of the Ministry of Mines and Energy) are valid for an undetermined period until depletion of the Mineral Reserve. Map showing the Cuiabá Mining Manifest (source: https://aga.jazida.com)

AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021

The Cuiabá mining operation and its facilities formally belongs to the local company AngloGold Ashanti Corrego do Sitio Mineração S.A.

According to the ANM governmental agency records, the Cuiabá mine manifest (mining title 000.323/1973) is currently active, in good legal and operational standing, and free of liabilities and/or major obligations.

Mining concessions are granted to the holders of exploration licenses that prove the existence of a Mineral Resource and have been licensed by the environmental competent authority. AngloGold Ashanti is within the Brazilian Atlantic Forest biome, which is a sensitive area strictly regulated by environmental agencies. Open pit operations are allowed under specific laws as well as environmental controls, and conditions are defined during the licensing process.

The obligations to retain any mining property include the preparation and submittal to the ANM of a detailed annual operations report (RAL Relatorio Anual de Lavra). In addition, the mine and plant must be operated as per ANM approved operations plans/projects (PAE Plano de Aproveitamento Economico) and per the generally accepted good engineering practice standards.

3.4 Agreements, royalties and liabilities

Royalties payable in Brazil, titled Compensao Financeira pela Exploração de Recursos Minerais (CFEM) in this report, are based on 1.5% of gold revenue and are included in the cash flow analysis.

Cuiabá treats rehabilitation as progressive work that occurs where possible during operations. Any impact to the environment due to site operations need to be well planned and environmental controls must be in place. This approach is part of permitting obligations which are defined by the environmental agency when the permit is granted. The environmental agency evaluates these rehabilitation activities frequently through inspections. Therefore, although there are impacts caused by the operation, they are regularly rehabilitated. Accordingly, there is no liability or rehabilitation guarantee formalised with the authorities. Currently, the mine closure plan is being updated, following Resolution ANM n. 68/2021, which requires that all mining companies in Brazil update their closure plans every 3 years or in PAE updates, whichever occurs first.

4 Accessibility, climate, local resources, infrastructure and physiography

4.1 Property description

Cuiabá mine is located in the municipalitie of Sabará, to the east of Belo Horizonte, the capital of Minas Gerais state, in the southeast of Brazil. The site is easily accessed from Belo Horizonte using the MG-262 highway for 35km in the direction of Sabara. Due to the proximity to a population centre, mining is a substantial provider of employment and business support to the state and local municipalities. As an active producing mine, there are sufficient surface rights for all operational requirements, as covered by the PAE.

The property is located in a region featuring biodiversity-rich ecosystems, including the Atlantic Forest and the Cerrado tropical savanna. Annual precipitation in the vicinity of the sites is in the order of 1,500mm and is frequently heavy in summer. The climate is semi-humid tropical with distinct wet and dry seasons. There is little precipitation in autumn and winter.

Power for the mine is both self-generated (by the Rio de Peixe hydroelectric complex) and supplied by Cemig, a state-owned company. The Rio de Peixe hydroelectric complex is owned by AngloGold Ashanti, and consists of a set of seven small hydropower plants that generate energy from three dams (Ingleses, Miguelo and Codorna) which connect directly to the Queiroz plant. The Cuiaba processing plant is located at 43° 48’ 00”W and 20° 0’ 41S”.

5 History

In 1740, artisanal miners carried out the first mining in the area. The Saint John Del Rey Mining Company Ltd acquired the mine in 1834 as an integral part of the Morro Velho property that belonged to George Francis Lyon, a former superintendent of the Imperial Brazilian Company.

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AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021

Exploration and development resumed in 1977, culminating with the reopening of the mine in 1985. In 1996, the company became a wholly owned subsidiary of the Anglo American Group, and in 1999, ownership was transferred to the holding company AngloGold (now AngloGold Ashanti), as the current owner and operator.

Since reopening in 1985 the mine has continuously been in operation.

The inclusive Measured and Indicated Mineral Resource for Cuiabá reported in 2020 was estimated as 15.60Mt at 6.68g/t for 5.31Moz of gold, with an additional Inferred Mineral Resource of 10.02Mt at 6.10g/t for 1.96Moz of gold. The 2020 Mineral Resource were depleted to 31 December 2020 using the mined-out underground surveyed and scanned voids and projections of 3 months mining.

Proven Mineral Reserve published on 31December 2020 for Cuiabá was estimated to be 1.78Mt at 4.76g/t for 272koz, and Probable Mineral Reserve estimated to be 5.70Mt at 5.15g/t for 943koz. Cuiabá produced 241koz in 2020. The total Mineral Reserve reduced from 1.31Moz in 2019 to 1.22Moz in 2020 mainly due to depletion, changes in the methodology with stope redesign transitioning some cut and fill stopes to sublevel stopes. These impacts were partially offset by positive results from exploration drilling.

The existing historical Mineral Resource estimates and performance statistics for these to actual production are presented below.

Reconciliation of produced grade, tonnage and gold – 2018 to 2021

	Year			
Reconciliation Entity	2018	2019	2020	2021
Mineral Resource Model (oz)	208,395	238,757	283,281	232,665
Grade Control Model (oz)	223,744	252,521	276,394	261,294
Percentage (%)	107	106	98	112

	Year			
Reconciliation Entity	2018	2019	2020	2021
Mining Feed (oz)	228,948	244,207	236,754	239,787
Plant Accounted (oz)	213,764	246,354	229,281	223,320
Percentage (%)	93	101	97	93

6 Geological setting, mineralisation and deposit

6.1 Geological setting

The Cuiabá gold deposit is located in the eastern extension of Serra do Curral inverted homocline, located in the northeastern edge of the Quadrilátero Ferrífero, Minas Gerais state, Brazil. This is a geotectonic unit on the southern edge of the Sao Francisco Craton, comprising Archaean and Proterozoic terrains, and bordered by Neoproterozoic mobile belts. The Archaean granite greenstone terrane composed of a basement complex (ca. 3.2Ga), the Rio das Velhas Supergroup greenstone sequence, and related granitoids (3.02Ga), which are overlain by the Proterozoic supracrustal sequences of the Minas (less than 2.62Ga) and Espinhao (1.7Ga) Supergroups. The stratigraphy of the Cuiabá area is part of the Nova Lima Group, which forms the lower part of the Rio das Velhas Supergroup.

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AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021

Quadrilátero Ferrífero regional map


44°W
0 5 10 40 km
N
BELO HORIZONTE COMPLEX
DIVINÓPOLIS COMPLEX
20°S
Belo Horizonte
CB
LM
C
Santa Bárbara
Gandarela synform
Serra do Curral
SN
Moeda synform
BAÇÃO COMPLEX
BONFIM COMPLEX
SANTA BÁRBARA COMPLEX
Monlevade synform
Dom Bosco synform
BRAZIL
SÃO FRANCISCO CRATON
Quadrilátero Ferrífero
200 km
Brasiliano orogenic belts
Phanerozoic cover
Meso/Neoproterozoic cover
Archean basement
Itacolomi Group
Minas Supergroup
Sabara Group
Caraça, Itabira & Piracicaba Groups (black = Banded Iron Formation)
Rio das Velhas Supergroup
Maquiné Group
Nova Lima Group
Archean basement
Granites
Gneisses
Meso/Neoproterozoic cover
Paleoproterozoic granites
Cuiabá (Cb) and Lamego (Lm) mines
Antiform
Synform
Thrust
Normal fault
Strike-slip fault
Adapted from Farina et al. (2016)

The mine lithostratigraphy consists of an intermediate metamafic sequence of the greenstone belt type and is hosted in the Nova Lima Group which is part of the Rio das Velhas Supergroup. This sequence is characterised by metabasaltic rocks at the base, intercalated with carbonaceous metasedimentary rocks, overlain by Algoma Type gold-bearing Cuiabá BIF. Above the metasediments is a sequence of upper mafic metavolcanics and volcanoclastics and metasedimentary rocks overlain by an alternating sequence of metapelites and metapsammitic rocks with minor volcanoclastics. The metamorphism is greenschist facies. Tectonic structures of the deposit area are genetically related to deformation phases D1, D2, D3, which took place under crustal compression representing one progressive deformational event.

The gold mineralisation occurs in sulphide orebodies associated mainly with BIF layers, and subordinate to minor quartz veins hosted in schists. Cuiabá is a gold-only Archaean BIF-hosted gold deposit. It is characterised by hydrothermal alteration, with the mineralisation occurring mainly in BIF layers, subordinate quartz veins, or in schists.

Structural control and fluid flow are the most important factors for gold mineralisation with a common association between large-scale shear zones and their associated structures. Where BIF is mineralised, the ore appears strongly stratiform due to the selective sulphidation of the iron-rich layers. Steeply plunging shear zones tend to control the ore shoots, which commonly plunge parallel to intersections between the shears and other structures. Sulphide mineralisation consists of pyrite and pyrrhotite with subordinate arsenopyrite and chalcopyrite. The latter tends to occur as a late-stage fracture fill and is not associated with gold mineralisation. Wallrock alteration is typically carbonate, potassic and silicic, showing clear zonation in the underground environment. The ore is mainly concentrated in the silicic and sulphidation zones, inside the BIF or in potassic (and sericitic) zones near the basalts. Secondary orebodies occur in hydrothermally altered schists.

6.2 Geological model and data density

Auriferous zones at Cuiabá mine are hosted in a kilometer-scale cone-shaped tubular fold that plunges southeast. Two main models of structural evolution are proposed to account for the Cuiabá fold geometry. The first suggests a F1 isoclinal, recumbent fold, refolded by F2 folds, coaxial with F1, generating a class 3 interference pattern. The second suggests the existence of a tubular, anticlinal fold with a vertical axis

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AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021 deformed by a later shear zone, which created a sheath-fold-type structure. Its hinge zone was later eroded, which created the geometry seen today. Both imply that a relation between Cuiabá and Lamego, a smaller, but similar gold deposit located SW of Cuiabá, is possible and that unknown prospective structures might occur between them.

Kilometer-scale cone-shaped Cuiabá mine tubular fold, E-W view


W
CUIABÁ MINE
E
L05
L20
N 64° W
S 64° E
Surface
3 level
Z= 360 m
Limits of the Cuiaba-BIF
X= > 3000 m
11 level
17 level
Adapted from Ribeiro-Rodrigues, 2007
LEGEND
OREBODIES
Topografic surface slice
Normal Limb
Overturned Limb
Plunge 00
Azimuth 005
0
250
500
750
1000

Data used for geological modelling, grade estimation, and Mineral Resource classification are collected from DD and face chip samples. Generally, developed areas are the densely sampled areas as this coincides closely spaced channels cross cutting the exposed ore. The required sample spacing that supports the Mineral Resource classification is determined by geostatistical simulation studies which account for local uncertainties.

The field drilling team and the core shed crew are trained to follow specific QA/QC procedures and AngloGold Ashanti's guidelines to assure the quality and integrity of the data. The QA/QC procedures and management are the responsibility of the evaluation team and are consistent with industry-standard practice and the assay results within the database are suitable for use in Mineral Resource estimation. Periodic (internal and external 3rd party) audits aim to verify and validate the data collection procedures and the information quality that supports geological interpretation and Mineral Resource models.

Data density and distribution at Cuiabá mine. Elevation in meters AMSL


500 Elev
0 Elev
-500 Elev
-1000 Elev

30 March 2022

20

AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021 _____________________________________________________________________________________ 30 March 2022 21 Cuiabá mine gold mineralisation is mainly associated with massive sulphides and quartz veins in BIF. Secondary orebodies, containing disseminated suphides in quartz veins and shear zones, occur in surrounding metavolcanic and metasedimentary rocks. Schematic stratigraphic column through Cuiabá Deposit AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021 _____________________________________________________________________________________ 30 March 2022 22 Geological section of Cuiabá mine, plan view of level 20, elevation around 300m AMSL 6.3 Mineralisation Cuiabá mine’s gold mineralisation is mainly associated with massive sulphides and quartz veins in BIF. Secondary orebodies, containing disseminated sulphides in quartz veins and shear zones, occur in surrounding metavolcanic and metasedimentary rocks. The bulk of the gold mineralisation is related to six main ore shoots within the Cuiabá BIF, with pipe-like geometry, thickness ranging from 1m to 6m, and over 4,000m of down-plunge continuity. Pyrite is the main sulphide, accounting for 90% to 95% volume of all sulphides, while pyrrhotite represents 1% to 5% and arsenopyrite 1% to 3%. In some orebodies associated with shear zones in BIF, pyrrhotite is the main sulphide (greater than 95% volume). In mafic-hosted mineralisation, the pyrrhotite/pyrite ratio is higher, with pyrite representing 80% of total sulphides and pyrrhotite 15% to 20%. All orebodies plunge SE and are concordant and subparallel to D1 structures. Recrystallised massive pyritic orebodies are found in D2 shear zones in the NE limb of Cuiabá. Final orebody geometry is controlled by D2 shear zones. Hydrothermal alteration in BIF is dominated by sulphidation, while proper zoning is better developed in mafic-hosted mineralisation. In mineralised BIF, Fe-carbonates (siderite and ankerite) is replaced by sulphides. An ankerite-rich alteration halo separates the gold-bearing sulphidised zones from the non-mineralised BIF. From the Cuiabá BIF outwards, a zonal pattern of sericite (proximal), carbonate, and chlorite (distal) alteration is observed in the mafic volcanic. Mineral assemblages in the alteration zones include sulphides-sericite-calcite-quartz-chlorite in the sulphidation zone, chlorite-sericite-calcite-quartz-sulphides in the sericite, calcite-chlorite-quartz- plagioclase-sulphides in the carbonate zone, and chlorite-epidote-albite-quartz-actinolite-calcite-sulphide in the chlorite zone. The Mineral Resource extends down plunge (approximately 120° and dipping 25°), currently down to level 25 (1,654m below surface), with exploration upside projected down to level 32 (2,152m below surface). Along strike, orebodies extend for around 800m, with 6m average widths for main orebodies and for around 950m, with 1m average widths for narrow vein orebodies. The Descoberto target is located approximately 2km away from the main mineralised structure of Cuiabá mine and represents satellite mineralisation associated with a quartz vein system and a hydrothermally altered metavolcanic sedimentary sequence. 7 Exploration 7.1 Nature and extent of relevant exploration work Cuiabá mine exploration programs are related to underground channel sampling, underground geological mapping and DD. AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021 _____________________________________________________________________________________ 30 March 2022 23 Channel sampling, underground mapping and Mineral Resource conversion drilling is allocated to the short-term geology team, while Mineral Resource addition and Mineral Resource conversion drilling are managed by the underground exploration team. Surface exploration programs are represented by activities from target generation conceptualisation to the Mineral Resource delineation stage and include the following: • soil sampling geochemistry campaigns; • terrestrial and aerial geophysics; • chip and channel sampling inside old / historical adits/drives; • geological mapping; and reinterpretation of historical holes. Once surface gold anomalies are detected, DD campaigns are planned in order to test and delineate the source and continuity of these gold anomalies at depth. The exploration strategy in a deep mine context requires that Mineral Resource confidence be at a low risk level and that new opportunities are created to develop flexibility. The strategy is divided in three pillars: confidence level, flexibility and organic growth. The focus of the confidence level programs is to add and convert Mineral Resource in the Main Orebodies in the deep part of the mine to maintain the operation. The flexibility plan aims to develop secondary ore bodies to compliment the Mineral Resource pipeline and search for remaining ounces from old mine sites in the upper levels of the mine. The organic growth project aims to add new orebodies to feed the exploration portfolio and develop advanced regional exploration targets in a 20km radius around the plant. During 2021, these exploration strategies were successful. Some 65% of the underground drilling was used to improve the Mineral Resource confidence of the main orebodies at the bottom levels of the mine, i.e. between level 21 and 22, and 35% to drill secondary orebodies in the upper levels, above level 13, creating flexibility in production plan; and improving the Mineral Resource pipeline of new VQZ and Viana orebodies. The exploration programme achieved a surface drilling record of 18km, dedicated to developing the Descoberto near mine target, demonstrating the strategy to look for Mineral Resource at shallow levels. The exploration strategy in 2022 remains the same as for 2021 but with more emphasis on improving confidence levels and driving an increase in Mineral Reserve in the short-term. The main orebodies below L22 are the primary target. The flexibility strategy is looking to develop Mineral Resource in VQZ orebodies. Mineral Resource conversion in the Descoberto near mine target and probing the Tinguá prospect will be the organic growth strategy. For Cuiabá mine, underground channel sampling and geological mapping are done within ore drives during the development cycles. Data acquisition (channel sampling and ore contacts) are obtained from total station surveys (local co-ordinates, named as the “SW” co-ordinate system) and lithological and hydrothermal aspects are captured. Sample information is stored in a geological data management system (GDMS), which is discussed further detail in section 3.4. Structural features are collected and stored in an Excel™ spreadsheet. Due to shotcreeting activities in the underground mine, geological mapping is difficult to obtain. In order to minimise this impact, photogrammetry is being implemented in ore drives, in order to capture the geological information, such as geological contacts. Face channels are the most common method used for grade control sampling underground. The samples are collected from the advancing face using a mechanical cutter or pneumatic saw. The channel sections are generally 3m to 5m spaced along the development direction, and the samples are preferably taken at one-meter length respecting the geological contacts. Initially, paint marks are drawn across the section to define the sample intervals within the drive. Numerical codes and geological information (e.g. lithology, sulphidation, structural features) are assigned to each sampling interval. For each section, a detailed sketch captures all information associated to the batch containing the face channels. Additionally, to improve quality control, photographic records are taken. From the records, it is possible to verify the numbering and labelling of the original and control samples, as well as the position of the channel intervals across the exposed rock face. After the 2kg samples are collected, the survey technicians are responsible for surveying the intervals. The processing and validation of the survey data are undertaken in survey software which is followed by DatamineTM post-processing to generate the 3-dimensional traces of the channel samples. AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021 _____________________________________________________________________________________ 30 March 2022 24 Underground DD is done for both long-term and short-term exploration periods. Drilling boxes are transported from drilling site to the surface core shed located at Cuiabá mine, where the core is fully described by geologists. DD processes are explained in detail in section 7.2. The surface vector data acquisition (of any source) is done using a combination of total stations and precision GPS. All data is processed in GIS software (ArcGis™, MapInfo™, or similar) and interpreted by the geologists. Due the high degree of weathering in the region, the geological mapping is done very carefully, and the multi- element assay results from soil and chip samples is used to interpretation of the lithologies, alteration, and detection of gold or pathfinder anomalies. Each sample collected in the field, from any resource, has its own alpha-numeric code and fields containing spatial location, mass, date and many other characteristics. The area covered by exploration for the Cuiabá Operations has an approximate area of 2,500ha. All the data gathered from drilling, logging and sampling are stored in the AngloGold Ashanti central Datamine FusionTM GDMS, managed by the GIS department. After the data is validated and inserted into the database by the exploration team, the GIS department is accountable for checking and validating the data again, and if any errors are found it is communicated to the geologists to be fixed. Database backup is made daily as part of the mine protocol and processes. The exploration geological models are stored digitally in Leapfrog™ Central software, which retains all model changes and revisions traceable by stage, date, branch and user. No data and information from external sources are used by exploration is relevant to this report. 7.2 Drilling techniques and spacing Underground drilling uses DD (BQ size, wireline system) where all core is recovered. Different types of drill bits are used depending on the rock type, the main ones are Hyden™ and Achrebit 7™ series and Hyden 9.11 and 15 series. The full hole tool is being used throughout the program to reduce deviation and improve drilling accuracy and control. When a maximum accuracy is necessary such as in Long Inclined Boreholes (LIB) the directional drilling contractor uses CWT (Continuous Wedging Tool) to control the drilling trajectory with high precision. All the core is stored in plastic core boxes from CoreCase. All the core is logged in the core shed and 30% of the drill holes logged geotechnically. The geological logging is undertaken on the entire drill hole while the geotechnical description starts 10m before and after the mineralised structure. The geological contacts and the sampling of the main unit contacts are marked up by the geologist during logging. Geological and sampling units have the same limit and are determined according to the lithological units. Core shed workers are responsible to take the samples as demarcated. The sampling process is only started after the sampling and lithological contacts are entered into the database and a sample instruction sheet generated. Together with the sample instruction sheet, sample ID numbers (which are produced in the LIMS system) are two field copies are produced one of which is glued on the plastic bags and the second one put on the core box. The sampling is done sequentially from the lowest to the highest sampling number. The entire core is sampled, with the minimum sample length being 0.80m and the maximum being 1.20m. Exception is made for a marker mafic unit present between the BIFs, which is normally around 40cm thick and its typically sampled separately. The samples produced are transported to the density sector in the core shed where density is measured by the Archimedes principle using a Jolly scale. The logging is quantitative and qualitative. Amounts of accessory minerals especially sulphides (and rare gold grains within the mineralised zones) are quantitative and qualitative logged. Geology and hydrothermal alteration is logged qualitatively. Lithological, hydrothermal alteration and sulphide distribution models are generated from the data. The geology together with the sulphide species, location and estimated amount is used to a generate a 3D model that is used to better inform the process plant of material type and thereby improve the improvement of the plant. All the core boxes are identified and photographed before sampling and the photos stored in the GDMS. While geological logging is done for the entire holes, only mineralised zones are sent for assay – this represents around 30% to 40% of the hole. No significant issues have been noted for any of the downhole surveys.

AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021

Sample spacing for classification was defined based on a grid optimisation study that aimed to assess the ideal drill grid spacing with the appropriate level of uncertainty for Measured, Indicated, and Inferred Mineral Resource. DD is used for Mineral Resource addition and conversion from Inferred to Indicated and to Measured Mineral Resource; channel samples are collected in production areas for grade control.

Details of average drill hole spacing and type in relation to Mineral Resource classification

Category	Spacing m (-x-)	Type of drilling				
		Diamond	RC	Blasthole	Channel	Other
Measured	10x15 15x15	Yes	-	-	Yes	Yes
Indicated	20x30 30x45 40x60	Yes	-	-	-	Yes
Inferred	100x100 40x60 80x120	Yes	-	-	-	Yes
Grade/ore control	5x5	Yes	-	-	Yes	-

7.3 Results

AngloGold Ashanti has elected not to provide drilling results for its operating mines as drilling at our brownfields operations is generally to provide incremental additions, or conversions to already reported Mineral Resource and therefore they are not seen as material. While these increase confidence in our Mineral Resource as well as add life of mine extensions, the incremental additions that occur on a yearly basis are not material to that operation or the company as a whole. In cases where the drilling projects are supporting a non-sustaining addition, these projects are commented on in the project section of the report (Section 1.4 and/or Section 7.1). In our major greenfield projects if any single drill result is considered material and may change the reported Mineral Resource significantly then it will be reported.

This report is not being submitted in support of the disclosure of exploration results and therefore no disclosure of drilling or sample results is provided.

7.4 Locations of drill holes and other samples

Locations of drill holes and other samples Cuiabá mine. W-E view


W
E
Shaft
Level 11
Level 20
Topography surface
Orebody wireframe
Historical drill holes
2021 Executed Drillholes

30 March 2022 25

AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021

7.5 Hydrogeology

Data collection for hydrogeological characterisation in the Cuiabá/Lamego mines follows different national standards (NBRs) developed by Brazilian Association of Technical Standards (ABNT). Certain procedures do not have a national standard and, in these cases, relevant international standards, such as US-EPA, (United States Environmental Agency), American Association for Testing & Materials (ASTM) and others, are considered.

Monitoring programs are designed with the objective of collecting data that may demonstrate variations in the flow regime and water quality over time. The design of these programs is based on ASTM D5717-95E1 (1998) and EPA (2004) standards for groundwater, and on NBR 9897/1987 and ANA (2011) standards for surface water.

- One of the main sources of groundwater data is monitoring wells. These are constructed based on the NBR 15495-1/2007 standard that establishes the requirements for design and construction of groundwater monitoring wells in granular aquifers, and the NBR 15495-2/2008 standard that sets the methods and procedures for development in wells.
- Pumping wells for groundwater extraction, mine dewatering and aquifer tests are installed using two different standards: NBR 12212/2017 Tube well project for groundwater extraction Procedure and NBR 12244/2006 Water well construction of groundwater wells.
- Once the wells are installed, groundwater levels are measured periodically using dummies and/or pressure transducers with dataloggers. In the case of pressure transducers, all data are barometric compensated by a locally installed barometer.

Precipitation, temperature, and evaporation data are sourced from the Brazilian Water Agency (ANA) at several different stations. AngloGold Ashanti also has local climate stations at each site that monitor the same type of information. Surface water, wastewater and spring discharge monitoring is conducted through one of following methods: using a weir, a Parshall flume, crest-stage cages, or a current meter. The selection of the discharge monitoring strategy is location specific and is based on aspects as typical discharge rate, section length, access to the location etc. The monitoring strategy is defined during the design of the monitoring programme.

Aquifer tests and slug-bail tests are conducted to determine hydraulic proprieties of groundwater systems. Parameters determined through these tests include hydraulic conductivity, transmissivity, storage and anisotropy. Aquifer tests may also be used to help determine the type of aquifer assessed (unconfined, confined, partially confined, dual porosity etc). There is no national norm for these type of tests. Hence, aquifer and slug-bail tests are conducted in based on industry practices and publications such as Kruseman and deRidder (1994) and ABGE (2013). Data interpretations are often performed with the assistance of a specialised software such as AquiferTest Pro™ software package. ABGE (2013) also describes the procedures for permeability tests performed in soils, boreholes, and pits.

Groundwater system description often involves the development of conceptual and numerical hydrogeological models, which must be based on the compiled and collected data. For this the workflows described by Anderson et al. (2002), ASTM (1993 and 1996) are applied.

The development of a hydrogeological conceptual model involves the description of the hydrogeological system evaluated, focusing on the critical aspects that define groundwater flow:

- Definition and characterisation of hydrostratigraphic units (aquifers, aquitards), including the predominant porosity type in each unit (primary and/or secondary porosity).
- Definition of the hydrodynamic properties of these units (transmissivity, hydraulic conductivity, specific storage coefficient, effective porosity).
- Characterisation of surface water bodies (streams, rivers and lakes) and understanding of how they interact with groundwater in the area of interest.
- Definition and justification (i.e. calculation method and results) of the recharge rates applied, the methods for recharged rates follow Healy and Cook (2002), Scanlon and Healy (2002) and Healy and Scanlon (2010).
- Characterisation of the flow system (potentiometric map, hydraulic gradients, flow speed).

30 March 2022 26

AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021

- Conceptual water balance (previous quantification, estimation, of the volumes of water entering and leaving the study area) using the Thornthwaite and Mather (1955) method (USGS 2010).

Data and analyses leading to a hydrologic site and system conceptual model (Anderson et al. 2002)


Lithologic Units Map (Soil & Rock)
Geologic Stratigraphic Column (Soil & Rock)
Soil Permeability Maps
Estimated/Assigned Primary Porosity & Permeability of Lithologic Units
Hydrology: Aquifer Properties Determined From Lab Or On-Site Studies or Tests
Fault & Fracture Zone Map (Structural & Geomorphic Discontinuities)
Estimated/Assigned Secondary Porosity & Permeability of Descontinuities)
Subsurface Geologic Framework Models & Cross Sections
Alternative Subsurface Geologic Framework Models & Cross Sections
Hydrostratigraphic Units (Thickness, Hydraulic Conductivity, Storativity)
Hydrostructural Units (Thickness, Hydraulic Conductivity, Storativity)
Hydrogeologic Model
-Aquifers/Confining Units
-Geologic/Geomorphic Continuity
-Homogeneous/Heterogeneous Units
-Isotropic/Anisotropic Units
-Confined/Unconfined Hydrologic Response
-Dimensionality
Type & Distribution of Recharge
Type & Distribution of Discharge
Topographic Map
Water Well Data: Heads
Hydrogeologic Model
Hydrogeologic System Conceptual Model
Distribution of Isotopes
Hydrochemical Species Distribution
Flow Path Chemistry
Flow Path Vectors
Type & Distribution of Boundary Conditions
Potentiometric Surfaces
No
Yes
Confirm?
Hydrogeologic System Model

Groundwater Modelling and predictive scenario analysis workflow (Anderson et al. 2002)

As part of investigations to support mine operations, several hydrogeological studies are periodically performed, these include:

- Meteorological data: precipitation, temperature, evaporation, atmospheric pressures.
- Lithology and geological characterisation: stratigraphy context, structural analysis as faults dip/orientation, fracture network and how it affects the groundwater system.
- Field testing: aquifer pumping tests and slug-bail tests.
- Monitoring program: surface and groundwater hydrochemical characterisation and assessment, accordance with local, State and Federal legislation; periodical spring field survey, surface water discharge monitoring and water level (piezometers and wells) monitoring.
- Conceptual and numerical hydrogeological models: site characterisation conceptual model, groundwater numerical model (FEFLOW or MODFLOW).

In terms of climate monitoring and classification, according to the Köppen classification, the regional climate is tropical with summer storms (Aw), that is, it has dry winters with little rainfall, and hot and humid summers with storms. Two climate stations are installed nearby the mining area. One of thses belongs to AngloGold Ashanti and is located at the mine site and the other belongs to the Brazilian Water Agency (ANA) located in the Sabará municipality (8km from the site). Historical data from 1941 is available from the Sabará station, and it indicates that the mean annual precipitation is 1,457mm/year (WST 2021b).

The most recent spring survey in the surroundings of the Cuiabá Mina was conducted in 2021. A total of 48 springs were identified in the field. In two of the springs, it was possible to observe a relationship with factures, indicating fissured flow. The other springs were identified as occurring on weathering and soil cover.

30 March 2022 27

AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021

Field measurements demonstrated that springs are circumneutral (mean pH 6.11) and with an oxidizing redox condition (mean 184.20 mV). Their electrical conductivity is low (mean 73 uS/cm) which indicates little interaction with reactive minerals and/or short residence time in the subsurface. This supports the understanding that groundwater flow occurs mainly in the soil/weathering zone, that overlays rocks with low permeability.

Based on the spring survey conducted in 2021, an updated streams/river map was developed for the Cuiabá Mine area. This is presented in the figure below (WST 2021a).

Streams/river map for the Cuiabá Mine area


628000
630000
632000
634000
636000
7806000
7804000
7802000
7800000
Santa Luzia
Sabará
Belo Horizonte
Nova Lima
Mina Cuiabá
Sabará
Caeté
N
Cuiabá Mine
Springs
LEGEND
Springs
Drainages
Municipal boundaries
GSC: SIRGAS 2000 UTM Zone 23S
Projection: Transverse Mercator
Datum: SIRGAS 2000
Date: 03/07/2022
WATER SERVICES
AND TECHNOLOGIES
0 500 1,000 2,000
m

Groundwater levels have been monitored in eight observations wells since 2006. Comparing water level temporal variation with precipitation data, pumping rates, proximity with drainages and water bodies, it was concluded that precipitation is the preponderant factor influencing monitored water levels. However, the piezometers closer to the dam and the mine galleries present anomalous patterns with sharp increases and decreases, that could indicate local influence by the mining operations (WST, 2021b).

30 March 2022 28

AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021 _____________________________________________________________________________________ 30 March 2022 29 Piezometer locations at Cuiabá Mine According to WST (2021b), there are five hydrostratigraphic units in the Cuiabá Mine surroundings: 1. Alluvial Deposits: This aquifer unit is constituted by unconsolidated sediments, with high hydraulic conductivity and high storage capacity. It is associated with river channels. It has variable thickness depending on the geomorphological characteristics of the area. 2. Weathered / Oxidised Zone: Composed by soils and laterites, generated through alteration, leaching and erosion of the underlying rocks. It is a porous aquifer that covers the entire region, with greater expression in the portions of peaks and slopes, being the main aquifer of the mine area. 3. Transition zone: It consists of an intermediate alteration region, in which part of the rock has been altered and the primary mineralogy dissolved, while the other part has been preserved, including main geotectonic structures. Thus, the transition zone constitutes an aquifer of a porous and fissure nature, capable of storing and transmitting water in considerable quantities. However, there are areas with low fracturing and porosity and/or composed by clay minerals. In these areas, the transition zone behaves as an aquitard. Commonly, the weathered/oxidised zone and the transition zone area associated and treated as one. 4. Intermediate/mafic rocks: This unit is a hydraulic barrier, classified as aquifuges. AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021 _____________________________________________________________________________________ 30 March 2022 30 5. Nova Lima Metapelites and Schists: In general, this unit can retain water, but does not transmit it in considerable amounts. As such, it is considered an aquiclude. Hydraulic conductivity values were obtained by slug/bail tests performed by Golder 2008 (in WST 2021b). The table below summarize the results by aquifer unit. Hydrostratigraphic unit Average Max Min K (m/s) K (m/d) K (m/s) K (m/d) K (m/s) K (m/d) Weathered zone 7.40E-07 0.064 1.00E-05 0.864 1.40E-07 0.012 Nova Lima Metapelites and Schists 3.81E-08 0.003 5.00E-07 0.043 5.79E-09 0.001 Transition zone 8.64E-07 0.075 2.30E-06 0.199 1.70E-07 0.015 The regional surface water flow direction is towards the Sabará River, the main river of the area. As such, in the Cuiabá mine area groundwater flow is mainly from south to north. The dynamics of local flow conditions shown by monitoring data that subsurface water circulation occurs predominant in the weathered zone of underlying rocks. Additionally, due to the low permeability of hydrogeological units at depth, deeper flow occurs along fractures and interconnected joints/faults below the weathered zone. Recharge in the study area occurs in the shallow weathered zone, causing the main flow directions to coincide with the topography of the region. To perform recharge calculations, it is necessary to have historical surface water discharge monitoring data in a basin in the mine area. Nonetheless, in the Lamego Mine area, located in Sabará, 6 km distant from Cuiabá mina, there is an analogue geological context and has a more detailed surface water discharge monitoring program established. Analysis from Lamego data provided an annual recharge average of 167mm/year, which represents 11% of the annual precipitation. This may be considered as representative for the Cuiabá area. In the underground mine, seepage is localised and generally occurs where workings intercept faults or fractures. AngloGold Ashanti operates dewatering systems in the underground mine that manages to ensure the safe development of drives in terms of hydrogeological aspects. Pumping rates applied with the dewatering systems are recorded and stored as part of historical monitoring data. This data may, in turn, be used in future hydrogeological assessments to support, for instance, mine expansion evaluation. Pumping/dewatering monitoring data is used in helping further define the hydrogeological conceptual model of Cuiabá, and as input data to numerical models. 7.6 Geotechnical testing and analysis The geotechnical data at Cuiabá mine is based on geotechnical logging of geological drillholes and geotechnical mapping. The geotechnical mapping covers capital development and ore drives, gathering the necessary parameters for characterising and classifying the rock mass through rock quality designation (RQD), rock mass rating (RMR), Tunneling Quality Index (Q), which are methods used widely around the world. The core logging activity covers the lithologies in the hangingwall, within orebodies and within the footwall, collecting similar parameters gathered in mapping, but no oriented drilling has been developed so far, therefore, the dip and dip direction of structures in the drillholes is not collected. Both mapping and core logging are validated by a geotechnician and inconsistencies are corrected or removed from the database. Therefore, reliable rockmass data is collected and used in stope and pillar design and is available to predict adverse geotechnical conditions. The rock strength is tested routinely in an internal rock mechanics laboratory. Different lithologies are prepared in cylindrical core samples and submitted to a uniaxial intact rock compressive strength (UCS) test, based on the Society of Rock Mechanics (ISRM) recommendations. AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021 _____________________________________________________________________________________ 30 March 2022 31 In addition to the 550 uniaxial tests undertaken at Cuiaba mine prior to 2021, about 70 tests were also conducted in an external laboratory run by UFMG (Universidade Federal de Minas Gerais), which can also test for lithological deformation parameters (E, poisson). The table below summarises the results for the main lithologies. ID Unit Density Kg/m3 UCS (MPa) GSI Rock Mass Poisson Ratio (h) Ei (Gpa) Mi Average SD UCS*(1- 0.36*COV) Average SD GSI*(1- 0.36*COV) Average 1 BIF 3100 182 58 161 69 14 64 0.22 97 43 2 X1_ext 2600 62 34 50 50 17 44 0.25 55 12 3 X1_01 2600 63 29 53 55 16 49 0.25 64 22 4 XS_01 2600 63 35 51 51 21 43 0.26 55 12 5 XG_estructura 2600 58 34 46 52 15 46 0.25 43 12 6 MANX_interno 2600 61 36 48 68 16 63 0.23 60 12 7 MBAX_externo 2600 65 37 52 63 18 57 0.23 55 12 The results show that both UCS and Young’s modulus of the BIF (the main gold bearing rock) are considerably higher than other rocks. This condition indicates a significant different geotechnical behaviour between the ore and host rock and explains why the BIF has a brittle response to stress while the surrounding schist may deform plastically. In Cuiabá mine, there are six geotechnical domains that are derived from grouped lithologies with the same range of geotechnical parameters, structure (presence of prominent joint sets) / alteration and values of classification. These details are described below: Domain Description BIF Competent BIF BIF_Sh Sheared BIF. BIF layers or lenses separated by sheared schist. X_Reg Regular schist and meta-andesite /metabasalt X_Fol Schist – foliated. Similar to regular schist but with closely spaced open foliation planes X_Cren Schist or meta-andesite with prominent S2 joints and more blocky rockmass. Includes both crenulated and folded schists. XG Graphite schist, sheared schist The BIF is divided into two classes: a competent BIF and sheared BIF. The competent BIF is a strong rock with widely spaced joints. The sheared BIF (often found at contacts) consists of lenses of hard, often unjointed BIF, interlayered with sheared schist to form a more anisotropic rock mass. The regular schist includes X1, X2 and X2CL units. This domain class shows different degrees of jointing with either foliation only or foliation with joint sets. Foliation spacing is measured based on opening foliation planes and varies from around 0.1m to over 0.5m. The spacing of joints is also variable. The schist domains are characterised by open or weakly cemented foliation planes spaced at 0.05-0.1m. This class of foliated schist may be intermediate to the regular schist and graphite schist. In places, the crenulation joint set is very prominent. In these areas the rock is distinctly more blocky and considered to have weaker rock mass strength. A separate domain class was thus included for crenulated schist. The graphite schist (XG) is differentiated from the regular schist by the presence of carbonaceous material in the rock mass. It has a lower intact rock strength and closer spaced foliation planes than the regular schist. Foliation planes can be slickensided or polished. AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021 _____________________________________________________________________________________ 30 March 2022 32 8 Sample preparation, analysis and security 8.1 Sample preparation The samples are obtained from surface-underground DD core and channels manually collected on sublevel walls and faces to obtain 2kg of chips. Channel sampling is done every three linear meters and the DD targets are planned accordingly for addition and conversion purposes. The proportion of channels and DD is 30/70. The sampling contacts are preferably selected to honour the geological domains. The geological contacts and sampling intervals are defined and marked on the drill core by the accountable geologist. Sampling lengths vary from 0.6 to 1.2 meters depending on the mineralisation features and core recovery rate. For underground drilling, no sub-sampling is performed, and the full core is assayed. For surface exploration drilling purposes, DD sampling is done at the core yard with an automatic hydraulic saw sampler. Half of the divided core remains stored for audits or further studies. The usual wireline tube sizes are LTK, BQ, and NQ with 35.3mm, 36.5mm, and 47.7mm diameters respectively in accordance with industry best practices. During logging, each individual sample (channel or DD) receives a unique ID code. All further information related to each sample is then assigned to its respective code generated by the LIMS system. Datamine Fusion GDMS is used to store and manage all information regarding sample protocols and QAQC. Geological data (e.g. lithology definition, sulphur grades, structural features, mineralisation, alteration, recovery) are entered into the GDMS by the accountable geologist or technician. Data such as chemical analysis or density are also imported to GDMS right after the result is received from the Queiroz laboratory. Sample collection starts after intervals are properly created in GDMS with complete descriptive information (e.g. hole ID, sampling intervals, sample type, sample ID, purpose). The printed ID labels are assigned to each sampling interval and also placed on the plastic bag which will contain the respective sample prepared for dispatch. For drilling, density is measured post the geologist’s sample interval determination which is based on visual mineralised zones. Densities are used in the model based on lithological indicator estimates. The variable measured density is estimated and weight averaged by rock type and sulphur value. Mineralised domains are interpreted by the assay value, and lithological or structural features. The intercept thickness is converted to true thickness by correcting for the angle of intercept with the orebody. Except for specific surface exploration drilling, there is no prescribed drill hole orientation. All drill holes executed are surveyed at regular intervals to obtaining azimuth and dip measurements. The original samples and returned material (coarse and pulp rejects from the laboratory) are properly identified and stored in core sheds in conditions that maintain their integrity over time. Only pulps above 0.5g/t are stored with those with grades below 0.5g/t being discarded after passing QAQC checks and any required inspections. Drilling recoveries are measured as percentage loss. This is calculated by dividing the measured length of the recovered core by the rig advance reported in the contractor spreadsheet. Recovery is monitored by the geologist and rig operators target a minimum of 95% recovery. Depending on how fractured the material is, a variety of operational settings (rods, rotation, penetration rate, RPC) may be adjusted to address any issues. There is no ongoing action to monitor recovery in channels samples. No correlation between sample recovery and gold grades has been noticed.

AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021 _____________________________________________________________________________________ 30 March 2022 33 AngloGold Ashanti’s average drilling recovery performance per rig No subsampling is performed for the underground drilling samples. Underground drilling and channels chips are analysed in full. The surface drilling for exploration purposes is sawn in half with an automatic hydraulic saw sampler. One half is taken according to the sampling routine and the second half remains stored in the original case for further studies and audits. 8.2 Assay method and laboratory The internal Queiroz laboratory does not have external accreditation for gold and sulphur analysis. Current accreditation includes ISO-17025 for environmental analysis (Instituto Nacional de Metrologia, Normalização e Qualidade Industrial (INMETRO) registration code: CRL 0342). The analytical method used by Queiroz, and contractor laboratory (Australian Laboratory Services (ALS)) is fire assay with an AA finish. The fusion-cupellation process is considered one of the most effective and well-stablished techniques for gold assay in the industry. The method consists of melting the physically prepared samples. After melting the slug is removed and the remaining material goes to the cupellation process to separate the precious metals from lead. Thereafter the prills containing the gold and silver are dissolved and the metal concentration in the solution are read by atomic absorption spectrometry. Sulphur is determined using the instrumental infrared technique. For the test, an aliquot of the pulverised sample in the range of 90 to 95% < 200# is used and weighed on a precision balance. The analysis is completed with sulphur analyser equipment (LECOTM). Arsenic is determined by the atomic absorption spectrometry technique. An aliquot of the pulverised sample in the range of 90 to 95% < 200# is weighed on a precision balance and dissolved in acid. After dissolution the analysis is completed by atomic absorption spectrometry. ALS Peru S.A., laboratory number 670, SCC File Number 15834, is accredited and conforms with the requirements of the ISO/IEC 17025:2017 General requirements for the competence of testing and calibration laboratories, as part of the Certificate of Accreditation issued by the Standards Council of Canada (SCC). Sample preparation consists of the following steps: • Receipt: the sample labels are verified and registered in the LIMS system. • Drying: samples are placed in clean trays on trolleys and oven-dried at a temperature of 110 +- 5C • Crushing: original samples pass through a jaw crusher with a rotary tube divider to achieve a particle size of 80% to 90% passing through 2 mm. • Cleaning between samples is done by pressurised air and inert rocks after batches. • Milling: crushed samples are milled by an LM2 mill to 75um. Cleaning between samples uses pressurised air and inert rock samples between batches. AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021 _____________________________________________________________________________________ 30 March 2022 34 • An aliquot of 30g is scooped from the milled sample for an assay. • Remaining crushed and milled samples are returned. 8.3 Sampling governance Cuiabá Quality Assurance and Quality (QAQC) control programme is designed to monitor precision (reproducibility) and bias (accuracy), and to be used identify the origin of problems in the analytical and preparation process. QC considers standard reference samples (CRM), blanks, and duplicates inserted into each batch of samples sent to internal or external labs following AngloGold Ashanti QAQC Guideline and industry best practices. To guarantee the data quality, QA is performed by geology and evaluation teams by applying controls and procedures to monitor the entire sampling and assay chain. CRMs used to monitor the laboratories are manufactured by the Geostats™ and Rocklabs™. These standards are sold as pulverised samples, so they are not subjected to crushing and milling preparation, but are inserted directly to monitor the quality of the chemical analysis. The performance is evaluated through control charts which identifying bias, trends, and extreme variability for different grade classes. Historical performances of the analytical data from Queiroz and external laboratories adhere to AngloGold Ashanti benchmarks which is 2 times the standard deviation of each certified material. The repeatability of assayed samples is monitored by using matched pairs of samples at each sub- sampling stage. Crushed and milled duplicates generated in the subsampling process and returned from the laboratory are re-labelled and inserted in a second batch as a new original sample. Precision error is evaluated by plotting the quantile-quantile (QQ) relationships, half absolute relative difference (HARD), and scatter graphs of paired data. Ideally, the required precision is that 90% of the pulp duplicates should have less than a maximum error of 10%. Coarse duplicates should have a maximum error of 20% for 90% of the values. Recent audit reports from Optiro (2015) and Golder (2019) stated that QAQC implemented procedures in Cuiabá are consistent with good industry standards. Minor recommendations are being implemented. To ensure sample integrity is preserved, the samples are strictly observed by trained staff from the time of collection to delivery at the laboratory. High-quality labelled core cases are used to identify the samples and protect them from cross-contamination. After the samples are delivered to the core sheds, trained technicians verify the sample information and check the intervals and drill codes against that provided by the rig operator. The collected samples are placed in new high-quality plastic bags, barcoded, and sealed for transportation. The LIMS system is used to facilitate the chain of custody and consists of creating submission forms that are provided to the laboratory with sample shipments, to make certain that all samples are correctly received. The remaining cut samples and returned milled and crushed material are stored at the Cuiabá core yard in conditions that are kept clean and dry to avoid contamination and preserve the quality of the samples. The first stage of sample validation for their use is performed by the interface between LIMS and the GDMS. The systems are set to display warning messages and reject new inputs if inconsistencies are found. The second level of validation is to ensure that sample co-ordinates and downhole surveys were correctly entered into the database. Calibration of survey equipment occurs regularly and visual inspection of the sample's position in 3D software is performed prior to geological modelling and estimates. The evaluation team is accountable for verifying and validating the assays on a weekly basis. Once a batch fails the stipulated performance requirements, the samples are rejected, and the re-assay is requested. The final layer of validation is performed by the geologists when updating the Mineral Resource models. Sample grades and positions are verified by comparing them to the expected geological model. If they appear unusual, the respective samples are removed until they have been re-validated through a process of inspection. Optiro and Golder completed audits of the Mineral Resource in 2015 and 2019 respectively. The recommended improvements they identified are listed below and have been addressed: • QAQC procedures, protocols, insertion rates, data treatment, and reporting are different between brownfields exploration and mine geology at Cuiabá and Lamego. It makes sense to have a single AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021 _____________________________________________________________________________________ 30 March 2022 35 set of procedures and protocols, a single supervising geologist, and a single operation wide monthly QAQC report. • Blanks in the QAQC system need to be inserted between high-grade samples so that they have the greatest chance of detecting contamination. At present, the fixed insertion positions do not achieve much value out of the blank stream. • Duplicate QC samples need to be generated and inserted for Lamego. Moreover, the duplicates currently generated for Cuiabá are split out and re-inserted by the Nova Lima laboratory and thus are not blind. A proper blind set of duplicates for both crushed residue and for pulp residue is required, which will necessitate some procedural changes. • A check or umpire assay program is required for both sites and this can be a combined process. This is common at most gold mines and most mines within the AngloGold Ashanti group. The frequency can be three monthly but preferably monthly, depending upon the number of samples generated. The best industry practice is to submit up to 10% of samples to a high-quality umpire laboratory together with some CRM standards. • Particle grind size (pulp sieving) analysis needs to be introduced for both mines. This can be carried out by the assay laboratory (wet sieving) and should be generated at a suggested rate of 1 in 20. It is understood that the laboratory at Nova Lima already does its own pulp size testing, and this should be reported to the mine. 8.4 Quality Control and Quality Assurance Geology follows QAQC and sampling protocols designed by the sampling specialists within AngloGold Ashanti and approved by the SVP: Technical Geology. The QAQC programme is developed to monitor the quality of data and provide an indication of the origin of problems in sampling and analytical process: • The measurement of core recovery is performed for all core. The verification aims to determine whether a relationship exists between grade and recovery to assess the potential for grade bias. • Downhole surveys are collected for holes that are deeper than 50m. For magnetic surveys, a correct declination is applied to adjust the readings to true north. The surrounding rocks must be considered and where magnetic minerals are presented alternative survey methods, such as Gyro, should be considered. • For monitoring bias, precision, and accuracy a minimum rate of QAQC material is established for each sampling purpose, these are: • Grade Control: 1% blanks (consisting of crushed and fine). 2% CRMs. 1% duplicates (including crushed, milled, and rig). • Resource conversion: 5% blanks (consisting of crushed and fine). 5% CRMs. 5% duplicates (including crushed, milled, and rig). • Resource addition: 4% blanks (consisting of crushed and fine). 4% CRMs. 4% duplicates (including crushed, milled, and rig). • Initial exploration: 4% blanks (consisting of crushed and fine). 4% CRMs. 4% duplicates (including crushed, milled, and rig). QC analysis is done weekly by monitoring statistics and control charts. Every month a report is prepared that shows the last 30 days' performance and the actions taken. Sieve analysis, for particle size, and mass measurements at each subsampling stage are also monitored. The sieve analysis performed at crushed material show 80% to 90% passing at 2mm, and for pulp material 90% to 95% passing 75µm are applicable to gold assay methods (e.g., fire assay, LeachWell™, etc.). Cuiabá mine accepts the results for crushed and pulp material and they are seen in the graphs below. AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021 _____________________________________________________________________________________ 30 March 2022 36 Sieve analysis control for crushed material performed by Queiroz laboratory Sieve analysis control for pulp material performed by Queiroz laboratory Mass measurement after crushing and after milling is undertaken by Queiroz laboratory to control mass loss in the sample preparation steps as part of the internal QAQC procedure. The graph below shows acceptable total mass loss which should be lower than 2%. Mass measurement performed by Queiroz laboratory

AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021

Grade Control and exploration standards (low- and high-grades)


ANGLOGOLDASHANTI
CUIABÁ
2021
GC & EXPL - STANDARD: G916-10 (2.81 +/- 0.14)
3.60
3.40
3.20
3.00
2.80
2.60
2.40
2.20
2.00
Assay Values
BV (Mean)
BV + 2 stdev
BV - 2 stdev
Mean


ANGLOGOLDASHANTI
CUIABÁ
2021
GC & EXPL - STANDARD: SP73 (18.17 +/- 0.42)
20.00
19.50
19.00
18.50
18.00
17.50
17.00
16.50
16.00
Assay Values
BV (Mean)
BV + 2 stdev
BV - 2 stdev
Mean

Grade Control and exploration blanks


ANGLOGOLDASHANTI
Grade Control - CUIABÁ - LAMEGO - Coarse Blank Values
Nº of Samples: 3078
Nº of Contamined Samples: 14
Au (g/t)
0.5
0.45
0.4
0.35
0.3
0.25
0.2
0.15
0.1
0.05
0
01/01 12/01 21/01 01/02 12/02 22/02 02/03 11/03 18/03 30/03 08/04 18/04 27/04 04/05 13/05 22/05 31/05 14/06 21/06 02/07 12/07 26/07 06/08 22/08 02/09 13/09 25/09 06/10 19/10 01/11 14/11 28/11 10/12 20/12
Assay Value
Liner (Acceptance Level)
Failed

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AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021

Grade Control and exploration blanks (continued)


AngloGoldAshanti
Exploration - CUIABÁ-LAMEGO - Coarse Blank Values
Au (g/t)
0.3
0.25
0.2
0.15
0.1
0.05
0
Nº of Samples: 979
Nº of Contamined Samples: 2
04/01 13/01 02/02 08/02 09/03 01/04 13/04 23/04 12/05 26/05 09/06 18/06 24/06 02/07 12/07 22/07 30/07 07/08 15/08 30/08 11/09 23/09 06/10 19/10 23/10 03/11 08/11 17/11 26/11 07/12 13/12 27/12
Assay Value
Liner (Acceptance Level)
Failed


AngloGoldAshanti
Grade Control - CUIABÁ-LAMEGO - Milled Blank Values
Au (g/t)
3
2.5
2
1.5
1
0.5
0
Nº of Samples: 949
Nº of Contamined Samples: 4
04/01 11/01 26/01 11/02 20/02 26/02 09/03 15/03 23/03 31/03 09/04 20/04 29/04 05/05 07/05 17/05 25/05 27/05 16/06 23/06 01/07 08/07 26/07 17/08 06/09 23/09 08/10 01/11 16/11 03/12 16/12 22/12


Assay Value
Liner (Acceptance Level)
Failed


ANGLOGOLDASHANTI
Exploration - CUIABÁ-LAMEGO - Milled Blank Values
Nº of Samples: 977
Nº of Contamined Samples: 3
Au (g/t)
Assay Value
Liner (Acceptance Level)
Failed

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AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021

Grade Control duplicates samples


Grade Control - Pulp
Cuiabá And Lamego
y = 1.0313x - 0.0427
R² = 0.8954
Original values (g/t)
Check assays
Linear (Check assays)
Linear (Parity line)
Grade Control - Crushed
Cuiabá And Lamego
y = x
y = 0.9944x + 0.0415
R² = 0.9189
Original values (g/t)
Check assays
Linear (Check assays)
Linear (Parity line)
Grade Control - Pulp Duplicates
Cuiabá and Lamego
% HARD
90% of the pairs has a precision of 40%
70% of the pairs has a precision of 15%
Cumulative frequency (percentile rank)
Grade Control - Crushed Duplicates
Cuiabá and Lamego
% HARD
60% of the pairs has a precision of 10%
Cumulative frequency (percentile rank)

Exploration duplicates samples


Exploration - Pulp
Cuiabá And Lamego
y = 1.1076x - 0.1249
R² = 0.8069
y = x
Original values (g/t)
Check assays
Linear (Check assays)
Linear (Parity line)
Exploration - Crushed
Cuiabá And Lamego
y = 0.824x + 0.0567
R² = 0.7499
y = x
Original values (g/t)
Check assays
Linear (Check assays)
Linear (Parity line)
Exploration - Pulp Duplicates
Cuiabá and Lamego
60% of the pairs has a precision of 10%
80% of the pairs has a precision of 20%
% HARD
Cumulative frequency (percentile rank)
Exploration - Crushed Duplicates
Cuiabá and Lamego
80% of the pairs has a precision of 25%
50% of the pairs has a precision of 10%
% HARD
Cumulative frequency (percentile rank)

Check sample submissions are often submitted in order to compare the accuracy of the primary laboratory to an umpire laboratory using the same assay method. The minimum submission rates to the umpire laboratory are:

- Grade Control: quarterly 100 to 200 random samples from mineralised material.
- Resource conversion: quarterly, 10% per project.

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AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021

- Resource addition: quarterly, 10% per project.
- Exploratory: quarterly, 10% per project.

The graphs below show the external check assay results for crushed and pulp material. Cuiaba considers the correlation of 98% and 88% for crushed and pulp material to be acceptable.

External check assay results for crushed and pulp material


Check Assay Cuiabá - Crushed - 2021
y = 0.8565x + 0.8066
R² = 0.9811
Duplicate values (g/t)
Original values (g/t)
Check assays
Linear (Check assays)
Linear (Parity line)


Check Assay Cuiabá - Pulp - 2021
y = 0.9165x + 0.5328
R² = 0.8805
y = x
Duplicate values (g/t)
Original values (g/t)
Check assays
Linear (Check assays)
Linear (Check assays)
Linear (Parity line)

8.5 Qualified Person's opinion on adequacy

All the steps for sample preparation, security, and analytical procedures, at minimum, follow industry accepted practice and are certified by external audits.

The analytical procedures, at a minimum, follow industry accepted practice and are therefore considered appropriate.

In the QP's view, the samples used in Mineral Resource estimation are acceptable to support a Mineral Resource.

9 Data verification

9.1 Data verification procedures

The Mineral Resource QP is based at the Cuiabá-Lamego complex and closely involved with the routine data verification processes: drilling supervision, core transportation, logging, sampling, modelling and estimation process, including database quality and integrity.

The entire data collection process has been subject to inspection by internal and external reviews, as well as peer reviews. No material flaws have been found.

The policy and procedures for data verification data includes a range of routines and controls to monitor the quality of the information at the different stages along the chain of custody. At the drilling stage, survey measurements are undertaken to verify the rig location and drilling direction. At the core shed, checks are made on the recovery rates, labelling, and sample integrity. The geological logging ensures that samples are appropriately collected, respecting internal guidelines and industry best practices. The quality verification of the analytical data is achieved by following the controls of sub-sampling, drying, crushing, milling, assay and use of CRMs, blank samples and duplicates. The monitoring of these quality indicators is compiled by the QP into monthly reports that present the overall performance over time, deviations are identified, and the actions planned to correct the issues raised.

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AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021

Internal audits of QAQC and sampling protocols are performed every two years by the company sampling specialist.

9.2 Limitations on, or failure to conduct verification

No known limitations or failures to conduct data verification are reported.

9.3 Qualified Person's opinion on data adequacy

The QP is of the opinion that the data used in preparation of Cuiabá Technical Report Summary complies with all disclosure standards and industry acceptable practices. The drilling, sampling, preparation, analysis and data security are, at a minimum, in accordance with industry accepted standards and are suitable for use in Mineral Resource estimation. There are no drilling, sampling or recovery factors that could materially impact the accuracy and reliability of the results.

10 Mineral processing and metallurgical testing

10.1 Mineral processing / metallurgical testing

Geometallurgical work is conducted routinely in the process laboratory. The work consists of characterising mineralised material from the different mining areas of the Cuiabá and Lamego mines and completing tests to evaluate metallurgical performance. In these tests the individualised performance of milling, gravimetric recovery, gold and sulphur recovery from flotation, and gold recovery from leaching are evaluated.

The first step is to define the region of interest, then drilling holes sending he samples for chemical analysis. Samples are sent to Queiroz Process Laboratory and prepared, by using riffle sample splitters and JIS standard. Initially the sample are crushed until 100% is below 1/8”. The crushing product are milled in three different times (10, 15 and 20 minutes). In each milling test the size distributions are realised to calculate the milling curve and determine the necessary time to achieve P80 = 74 µm. Then, the samples are milled for this time and the particle size distribution checked. Then the flow is divided, in one route the regular industrial flowsheet is evaluated and in the other one the ore refractory index is studied by direct leaching. In the regular route, the sample is passed through a Falcon™ centrifuge concentrator. The Falcon concentrate passes through a shaking table and the concentrate is weighted and sent for analysis. Shaking table tails and Falcon tails and now sent to the flotation stage. Flotation is performed in cells with one rougher stage and one cleaner stage. Flotation tails are sent for analysis and flotation concentrate is calcined in muffle, according to a heating ramp. The calcine material is leached in bottle roller with cyanide. Then the solution and solid final are sent for analysis.

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AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021

Geometallurgical laboratory test work flowsheet


GEOMETALLURGY LABORATORY TESTS FLOWSHEET
PARAMETERS / EVALUATIONS
Samples
Crushing
Screening (<1/8")
1 Chemical Analysis: Au, S, C, As e Cu
2 MLA (Ore characterization)
3 BET (Specific Surface Area)
Milling P80 (74 µm)
Milling Curve P80 (74 µm)
Milling Index– Wi Correlation
Chemical composition
Direct Leaching
Solution
Tails
Global Recovery without oxidation
Ore Refractory index
Centrifuge Concentration
Concentrate
Shaking Table
Gravity recovery
Gold grain size distribution
Gold particles association
Flotation
Gold and Sulfur recovery
Mineral composition (main sulphides)
Sulfides PSD and liberation index
Mineral associations
Calcine
Leaching
Calcine Porosity (surface area)
Leaching Recovery
Gold grain size distribution
Gold association / encapsulation
Gold forms proportion (Native, Electrum)

The results are classified based on performance class ranges that are used to compare the results obtained in the industrial circuit.

Material classification based on performance class ranges



Gravimetry
GOLD RECOVERY
ML GEOMET REAL
30,1 26,8 29,2 37,9 33,1 31,3 32,5 28,9 35,4 36,2 32,6 36,3
Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec
QUALITY CLASS
A B C D Not studied
Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec
Flotation
GOLD RECOVERY
ML GEOMET REAL
94,4 95,5 95,4 94,1 93,5 94,5 92,8 93,4 93,9 93,3 94,8 95,3
Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec
QUALITY CLASS
A B C D Not studied
Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec
Leaching
GOLD RECOVERY
ML GEOMET REAL
94,7 94,3 93,6 94,5 93,8 93,9 95,0 94,5 92,1 92,0 94,1 92,3
Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec
QUALITY CLASS
A B C D Not studied
Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec

The work is conducted as routine in the process laboratory. The work consists of characterizing ores from the different ore areas of the Cuiabá and Lamego mines and performing test work to evaluate performance. In the tests the individual performance of milling, gravimetric recovery, gold, and sulphur recovery from flotation are evaluated, as well as gold recovery from leaching.

10.2 Laboratory and results

The analytical and laboratory tests are conducted internally at Queiroz laboratory. It is accreditation at ISO 17025 environmental assays standards.

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AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021

The metallurgical recovery is calculated based on historical performance at 93.3%, and this is used to estimate the Mineral Reserve as well as to define the expected gold production. Also, there is a machine learning algorithm that predicts gold recovery based on geological models.

Global recovery by Machine Learning in 2021



95
90
85
80
94,4 93,8 93,8 93,5 93,6 93,7 92,8 92,8 92,8 93,0 92,9 92,9
Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec

10.3 Qualified Person's opinion on data adequacy

The QP is of the opinion that all data presented in this Technical Report Summary are properly disclosed and in compliance with the best practices in the mining industry.

11 Mineral Resource estimates

11.1 Reasonable basis for establishing the prospects of economic extraction for Mineral Resource

The mineability and reasonable and realistic prospects for economic extraction for underground Mineral Resource was defined by the application of 3D mine design shapes based on economic and practical mining requirements, using the MSO™ process in Datamine Studio UG™ software. By following AngloGold Ashanti Guidelines for Reporting, the optimising criteria are the same as those for Mineral Reserve determination with the exception of the metal product prices for the Mineral Resource, defined as $1500/oz. The basis for the cut-off grade calculations were defined in accordance with AngloGold Ashanti's Code for the Calculation of Cut-Off Grades and included: mine cost; haulage - stoping ore; shaft - stoping ore; plant - (variable); SIB - mine; SIB - plant; primary development; secondary development; raise borer development and royalties.

The following parameters were applied to run the MSO process in the Datamine™ Studio UG Software:

- Optimisation Field: Au
- Density (Default): 2.80 g/cm3
- Dip and Strike Controls:
    - Strike: 0.
    - Dip: According to panel.
    - Dynamic Dip: Activated using the orebody wireframes.
- Optimisation Method:
    - Maximise Stope grade above cut-off.
    - COG Sublevel mining: 1.68.
    - COG Cut and fill mining: 2.57.
- Framework:
    - Manually adjusted for each panel of each orebody, including, Angle aligned with the mineralisation regional strike on the panel.
    - Extension: Respecting the vertical limits of the panel and lateral limits of mineralisation.
- Stope Method: Slice method vertical stopes along framework Y axis (YZ).
- Section Intervals: Fixed (6m).
- Level Intervals: Same as for Mineral Reserve (level, pillar, etc).
- Stope Width: Min (1.8) / Max (100) / Min pillar between parallel stopes (5m).

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AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021

- Stope Dip Angles:
  - Cut and fill: Min (20) / Max (90) / Max Change (20).
  - Sublevel Stope:
    - Footwall: Min (37) / Max (90) / Max Change (20).
    - Hangingwall: Min (20) / Max (90) / Max Change (20).
- Stope Strike Angle: Min (30) / Max (30) / Max Change (20).
- Stope Thickness Ratio:
  - Top to Bottom: 5.
  - Left to Right: 5.
- Stope Layout:
  - Cut and fill: Not allowed substope shape.
  - Sublevel Stope: Allowed substope shape vertical (0.5 / 1.0).
- Vertical Shape Refinement:
  - Cut and fill: Not allowed (only 4 points).
  - Sublevel Stope: 8 points.
- Standoff Material: Applied to attribute LAV =1 (mined out areas) greater than distance (5m) with Max % (30) contribution.
- The Standoff selection used the option to prevent the generation of stopes in regions already mined and/or in their immediate vicinity. The maximum allowed dilution percentage (30%) is justified to allow stopes in an area already developed (5m of the drive, adjacent to a 15m vertical stope).

The open pit Mineral Resource is constrained by an economic shell and based on the AngloGold Ashanti Guidelines for Reporting. AngloGold Ashanti's Corrego do Sitio Complex was used as a cost benchmark for unit costs which were adjusted due to the scale of the operation. The Lerchs Grossmann algorithm was used to define the maximum economic pit shell to constrain the Mineral Resource. The following are the assumptions used:

- Selling costs: $0.7234/g.
- Mining costs (ore): Fixed: $0.38/t / Variable: $1.19/t.
- Plant costs: $10.84/t.
- Mining dilution: 5%.
- Mining recovery: 95%.
- Plant recovery (heap leach): 70%.
- Waste cost relation: 0.89%.
- Metallurgical recovery: 64%.
- Discount rate %y.y: 7%.
- Overall angle: 45°.

The metallurgical plants are connected by an aerial ropeway (Cuiabá gold plant and Queiroz plant) and served by a set of small hydropower plants (Rio de Peixe). Rio de Peixe hydroelectric complex is a set of seven small hydropower plants that generate energy from three dams (Ingleses, Miguelo and Codorna), connecting directly to the Queiroz plant.

All concessions are currently active, in good legal and operational standing, and free of liabilities and/or major obligations. The operation is located between the cities of Nova Lima, Caete, Sabará, Rio Acima and Raposos within the Belo Horizonte metropolitan region and most employees reside in these cities. No social, environmental or legal risks are identified that impact economic extraction of the Mineral Resource.

30 March 2022 44

AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021 _____________________________________________________________________________________ 30 March 2022 45 The primary product sold from the mining and beneficiation of ore at Cuiabá-Lamego, is gold doré. Provided the bullion meets the LBMA Good Delivery standard, it is accepted by all market participants and thus provides a ready market for sale. Sulphuric acid is sold as a by-product and is sold by contract, based on pricing at the Argus sulphuric acid CFR Brazil index. For Mineral Reserve, the gold used for estimation was $1,200/oz while the Mineral Resource was constrained using a gold price of $1,500/oz. An exchange rate of R$5.15 (BRL/$) was used for Mineral Reserve estimation and R$5.29 for Mineral Resource. Royalties payable in Brazil, named CFEM (Compensacao Financeira pela Exploracao de Recursos Minerais) in this report, are based on 1.5% of gold revenue and are included in the cash flow analysis. No legal or environmental risks are identified. Management plans are in place to address the risks associated with the low level of Mineral Reserve, the reliance on Inferred Mineral Resource in the production plan, and rock engineering constraints at depth. An independent external Mineral Resource and Mineral Reserve audit was undertaken in 2019 and found no significant flaws in process or output. The Cuiabá mine is reported as an ongoing Mineral Reserve. The estimates for capital and operating costs are appropriate and already fully capture all costs related to the TSF and mine fleet leasing. Gold price and exchange rate are both compliant with the AngloGold Ashanti Guidelines for Reporting. Underground assumptions and constraints are based on technical specifications and/or historical data. There are no restrictions associated with environmental, social, economic, and/or political matters that could potentially affect the figures quoted as Mineral Reserve. Cuiabá mine currently operates using two main mining methods: sublevel longhole open stoping, and triple stoping. A third mining method used within the Mineral Reserve is cut and fill, which is applied in the Narrow Vein areas (Balancao below N19 and Galinheiro below N14) where dip and grades are lower. The total life of mine for the Mineral Reserve is estimated to be 6 years. Some 40% of the Mineral Reserve is in the Main Orebodies (Serrotinho, Fonte Grande Sul and their extensions), 54% in the narrow veins (Balancao, Canta Galo, Galinheiro and its extension) and 6% in the secondary orebodies (VQZ, Viana, GFW). The Mineral Reserve is 7.9Mt @4.69g/t for a total of 1.2Moz. The Mineral Resource and Mineral Reserve statement are quoted as at 31 December 2021. 11.2 Key assumptions, parameters and methods used Note that both Mineral Resource inclusive of Mineral Reserve and Mineral Resource exclusive of Mineral Resource are reported in this Technical Report Summary. These are clearly identified as such and given equal prominence. The main body of the report deals predominantly with the exclusive report and section 21 with the inclusive report. The Mineral Resource exclusive of Mineral Reserve ("exclusive Mineral Resource") is defined as the Inclusive Mineral Resource less the Mineral Reserve before dilution and other factors are applied. The exclusive Mineral Resource consists of the following components: • Inferred Mineral Resource, including that within the Mineral Reserve design or stope shape • Mineral Resource that sits above the Mineral Resource cut-off grade but below the Mineral Reserve cut-off grade that resides within the defined Mineral Reserve volume • Mineral Resource that lies between the LOM pit shell/mine design and the Mineral Resource pit shell/mine design (this material will become economic if the gold price increases) • Mineral Resource where the technical studies to engineer a Mineral Reserve have not yet been completed. The Mineral Resource is reported as at 31 December 2021 as in-situ for block models and as broken material for stockpiles. To appropriately demonstrate reasonable prospects of economic extraction, underground Mineral Resource were constrained by MSO shapes and open pit Mineral Resource (tailings) were constrained in an economically optimised pit shell defined by Lerchs Grossmann algorithm. A gold price of $1500/oz was used for both the underground MSO and the open pit Mineral Resource. The Mineral Resource has been depleted to 31 December 2021, using underground scanned voids of mined areas until 30 September 2021, and planned areas for October, November, and December 2021. AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021 _____________________________________________________________________________________ 30 March 2022 46 The Mineral Resource tonnages and grades are estimated and reported in situ for block modelled material. Parameters under which the Mineral Resource was generated for underground. Cost Inputs Unit Sublevel Cut and fill Ore mined k tonnes 1,508 1,508 Total material mined k tonnes 2,215 2,215 Costs Lateral development (average) $/m 5,194.06 5,194.06 Vertical development (average) $/m 3,471 3,471.22 Production $/tonne ore mined 27.31 38.03 Material handling $/tonne ore mined 76.09 41.96 Backfill / Others $/tonne ore mined Mine services $/tonne ore mined 26.84 38.76 Processing cost $/tonne treated 19.6 20.13 Mineral Resource price Mineral Resource Price BRL/oz 7,940 7,940 Other Parameters Metallurgical recovery % 93.5% 93.5% MSO optimising cut-off g/t 1.68 2.57 Marginal Mineral Resource cut-off grade g/t 1.68 2.57 Parameters under which the Mineral Resource was generated for open pit. Cost inputs Unit Tailings* Ore mined k tonnes 2,762 Waste mined k tonnes 1,000 Total material mined k tonnes 3,762 Stripping ratio t:t 0.36 Costs Ore mining cost $/tonne mined 1.28 Waste mining cost $/tonne mined 1.28 Processing cost $/tonne treated 17.68 G&A $/tonne treated 1.07 Mineral Resource price Mineral Resource Price BRL/oz 7,940 Other Parameters Metallurgical recovery % 64% Slope angles degree 20 Mineral resource cut-off grade g/t 0.66 *Tailings constrained by open pit. The deposit is strongly structurally controlled, with a strong association with the BIF. There is a good geological understanding, especially due to the deposit being an active, operating mine for over 25 years, with extensive underground mapping and sampling. The data consists of DD and channel samples. The sample lengths are usually between 0.7m and 1.0m with compositing to 1.0m. The geology knowledge is the basis and starting point to guide and control Mineral Resource estimation. Structural geological control defines estimation directions. The Mineral Resource extends down plunge (approximately plunging on 120° and dipping 25°), currently down to level 25 (1,654m below surface), with exploration upside projected down to level 32 (2,152m below surface). Along strike, it extends for around 800m at a 6m average width (main orebodies) and for around 950m at a 1m average width (narrow vein orebodies). AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021 _____________________________________________________________________________________ 30 March 2022 47 All the geological information comes from a robust database supported by an audit process in line with international reporting codes. All drill holes samples are logged by exploration, mine, and rock mechanics geologists who supply the required interpolation parameters. Cuiabá uses a DatamineTM Fusion GDMS that records all changes as well as hosting the assay QA/QC programme used to validate the data. There are no obvious geological, mining, metallurgical, environmental, infrastructural, legal, or economic factors that could have a significant effect on the prospects of the Cuiabá deposit. Geological interpretation has been used for the determination of mineralised envelopes. High-grade capping (defined below) was based on probability plots. The reporting is declared on a dry tonnage basis. The estimation technique has been used since 2004. It consists of ordinary kriging (OK) of rock type proportions and grades. The inverted limb is considered one domain and the normal limb another, further domaining is done by using the 4 main rock type groups. Search parameters have been checked using Quantitative Kriging Neighbourhood Analysis (QKNA). The Cuiabá data set consists of both channel and drill hole samples. 3D modelling and estimation is done using the structural controls and lithological units to define the modelling domains. The inverted limb contains the following major orebody domain: Fonte Grande Sul and Serrotinho; the normal limb, contains the narrow vein domain: Balancao, Galinheiro and Canta Galo. VQZ, Galinheiro Footwall, Viana and Descoberto are related to the mineralisation hosted predominantly in zones of intense hydrothermal alteration in schists. All channel and drill hole samples are used to generate 3D geological models and to assign lithological proportions into the grade estimates. Conditional simulation is used to estimate the uncertainty in the block models and to classify the Mineral Resource into Measured, Indicated and Inferred Mineral Resource, following the standard internal AngloGold Ashanti methodology. The underground grade-tonnage curves at Cuiabá mine show a relatively stable behaviour until the 3.0g/t cut-off, with a reduction of around 10% in tonnes. A significant drop occurs from the 4.0g/t cut-off, with the reduction of about 25% in tonnes and an average grade of 7.5g/t. Cuiabá inclusive Mineral Resource grade and tonnage curve (underground) AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021 _____________________________________________________________________________________ 30 March 2022 48 Domaining For estimation purposes, wireframes were built to capture the ore geometry. The wireframes were built using a combination of channel logging and mapping data where available, as well as 3D drill information. The orebodies were modelled in LeapFrogTM Geo. The main orebodies are located within two structurally and geostatistically different environments: • Normal limb: comprises Fonte Grande Sul (FGS) and Serrotinho (SER) bodies, which have greater thickness and higher gold production. The satellite orebody Quartz Veins (VQZ) is also included in this unit, as it is located at the footwall of FGS-SER orebodies, within the inner part of the Cuiabá pear-shaped structure. • Inverted limb: also known as narrow veins, these bodies are called Balancao (BAL), Galinheiro (GAL), and Canta Galo (CGA). The satellite orebody Galinheiro Footwall (GAL-FW) is also located within this unit. A graphic is provided in section 6.2. For the orebodies FGS, SER, BAL, GAL and CGA, the lithological types of the ore zone are grouped into four main lithofacies as follows: • PORBI: variable that defines the proportion of banded iron formation lithologies. • PORSU: variable that defines the proportion of massive sulphides. • PORFG: variable that defines the proportion of graphite schist. • PORX2: variable that defines the proportion of the hydrothermal altered schists. The estimation was done in “unfolded space” to preserve the variogram and sample relationships. For Fonte Grande Sul (FGS), Serrotinho (SER), Balancao (BAL), Galinheiro (GAL) and Canta Galo (CGA), the proportions of PORBI, PORSU, PORFG, PORX2 were used and their grades and densities treated uniquely to each rock type. After generating the individual models for these units the results were weight average to produce a combined model to provide a single density, gold grade and sulphur value. Sample spacing was defined based on a grid optimisation study that aimed to assess the ideal drill grid spacing with the appropriate level of uncertainty for Measured, Indicated, and Inferred Mineral Resource. This is aligned to the AngloGold Ashanti Guidelines for Reporting which states Mineral Resource Classification must be based on the 15% rule, where a Measured Mineral Resource should be within 15% of the metal estimated at least 90% of the time (for three-month mining periods), while for an Indicated Mineral Resource estimates of metal should be within 15% at least 90% of the time (for yearly periods). The required sample grid is defined as follows: • Measured Mineral Resource: 15m x 15m. • Indicated Mineral Resource: 40m x 50m. • Inferred Mineral Resource: 80m x 100m. Compositing Prior to selecting the composite length, the data were visually analysed using a histogram of sample length to identify the mode. Samples in each domain were composited to 1m. Validation of total length and total metal are performed to ensure that composites are not changing these values. Extreme grade values (top cut capping) In order to avoid overestimation caused by anomalous high-grade samples, a distribution analyses were performed for Au, S, and As2O3 grades. Top capping values are defined based on the cumulative probability distribution and the lognormal cumulative probability distribution aiming to avoid a top cut affecting more than 5% of the distribution and is applied individually for each domain and orebody. For density, samples with values less than 2 and greater than 6 were seen as anomalous and not reflective of the rock types – these samples were reset to “not determined”.

AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021

Capping definition Fonte Grande Sul and Serrotinho orebodies, in this case the top cap was defined in 107 Au g/t


CAPPING SULPHIDE
fs38 - Au SULPHIDE Rock Type
Cumulative Probability
AU
fs38 - Au SULPHIDE Rock Type
Cumulative Probability
AU

Estimation parent block size

The block models have dimensions 10m x 10m x 10m with subcelling of up to 15 times allowed in order to better fit the ore wireframe. Despite the subcelling, estimation is still done into the parent cell.

Interpolation parameters

Ordinary kriging was used to individually estimate each of the domains using the following protocol.

The search ellipsoids were scaled up in multiple phases, where the scale of the search volume was gradually increased by multiples of the original input values that is, multiples of the maximum distance in each one of the directions of the variogram ranges. Blocks that were not estimated during the first pass were only estimated after increasing factors of x2 and x3 in successive passes until all blocks had been estimated. With this approach, more than 95% of the blocks were estimated utilising a maximum search volume equal to 3 times the distance of the variogram.

For the major lithofacies, it is noted that Au and S grades have a strong positive correlation (81%) mainly related to the sulphide lithofacies; for the BIF lithofacies, the correlation varies from 60% to 70%. FG and X2 also show positive correlation of Au and S grades from 40% to 60%.

Au grades and S grades are estimated separately in all domains and orebodies

The following software was used in the estimation process:

- Geological models' wireframes were built using Leapfrog Geo™ v2021.1.2.
- Variography, grade estimation, and stochastic simulation used Isatis™ v2018.5.
- Datamine Studio RM™ v1.10.69.0 was used to generate block models and do the final validations.
- Datamine Studio UG™ v2.7 and EPS v3.1.56 were used to define the MSO stopes.

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Fonte Grande Sul and Serrotinho orebodies variography


Global Window - Model: VMOD_AU_2
Distance (m)
Variogram : AU
Strik
Plung
Espes

```
                              Distance (m)
Isatis
dh/ln(GRUPLITO{2})                                                                          AG48300
- Variable #1 : AU
Variogram : in 3 direction(s)                                                        Sep 13 2021   09:26:47
D1   : Strike                                                                               FS
      Angular tolerance =  45.00
      Lag =  5.00m, Count = 150 lags, Tolerance = 40.00%
D2   : Plunge
      Angular tolerance =  45.00
      Lag =  20.00m, Count = 45 lags, Tolerance = 50.00%
D3   : Espessura
      Angular tolerance =  40.00
      Lag =  3.00m, Count = 20 lags, Tolerance = 50.00%
Model : 4 basic structure(s)
Global rotation = Azimuth=N90.00 Dip=90.00 (Geologist Plane)
S1   - Nugget effect, Sill =         30
S2   - Exponential - Scale = 10.00m, Sill =        100
      Directional Scales = (     12.00m,      10.00m,      12.00m)
S3   - Spherical - Range = 30.00m, Sill =         33
      Directional Scales = (     55.00m,      30.00m,      42.00m)
S4   - Spherical - Range = 60.00m, Sill =         51
      Directional Scales = (    550.00m,     890.00m,      60.00m)
```

Detailed model validation is undertaken to ensure the integrity and consistency of the Mineral Resource estimate. The following techniques were used to validate the kriging strategy:

- Volume comparisons between block models and wireframes; The volume ratio must be close to 1.
- Visual inspection of the estimated grade distribution. The block grades must match the high-low grade trends shown by the samples.

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- Cross-validation was used to the verify variogram models and kriging parameters.
- Quantitative Kriging Neighbourhood Analysis is used to optimise the search strategy aiming for the best balance between kriging efficiency, the slope of regression, and the proportion of negative weights.
- Statistical validation to compare the variances, means, and spatial correlation of data and models. This uses histograms, probability plots, q-q plots, and exploratory data analysis for each domain.
- Graphic validation such as swath plots along east, north, and vertical directions are used for local validation of the mean. Contact analysis is used to determine the nature of the geological boundaries.
- Discrete gaussian change of support curves to plotted against the kriging curves check the efficiency of the estimate.
- Reconciliation of the Mineral Resource models against the prior model and mine production to check for large changes and to validate the estimate against detailed data.

The estimation includes sulphur, which is used to define the sulphuric acid by-product. Estimation parameters for S are defined using the same process as for Au. Arsenic is also estimated for environmental purposes. Density is estimated by OK for each rock type, similar to the other variables estimated.

11.3 Mineral Resource classification and uncertainty

In accordance with AngloGold Ashanti Guidelines for Reporting, the classification of Mineral Resource is done based on geostatistical simulation results (sequential gaussian simulation (SGS) and sequential indicator simulation (SIS)), using the '15% rule', where a Measured Mineral Resource should be within 15% of the metal estimated at least 90% of the time (for three month periods), while for an Indicated Mineral Resource the estimate should be within 15% of the metal estimated at least 90% of the time (for yearly periods). For Inferred Mineral Resource the error may be greater than 15%, 90% of the time (for yearly periods). Once each category's error is assessed, the final classification is related to the grid spacing that was determined by the grid optimisation study. The sample spacing for each category of Mineral Resource was defined as:

- Measured Mineral Resource: 15m x 15m.
- Indicated Mineral Resource: 40m x 50m.
- Inferred Mineral Resource: 80m x 100m.

Sources of uncertainty in estimates at Cuiabá mine are mainly related to the increase in structural deformation complexity as the mine advances to deeper areas. Barren BIF with no sulphidation or disruption zones with the occurrence of waste schists along strike direction could result in the increase of discontinuous mineralised BIF and massive sulphide zones. Tightening of folds and a more ductile structural deformational behaviour could reduce the thickness of the mineralisation. Another source of uncertainty could be related to widely space drilling mainly at Fonte Grande Sul orebody where there is Inferred Mineral Resource from level 25 to 32.

Besides these sources of uncertainty, grid spacing studies, stochastic simulations to determine the error related to each Mineral Resource category, and reconciliation of the Mineral Resource model to production areas demonstrate that the uncertainty is understood and well controlled at Cuiabá mine, even in Inferred Mineral Resource areas. Geological model interpretations are constrained to the available information, thereby avoiding excessive extrapolation. Plunge continuity especially at Fonte Grande Sul between levels 25 to 32 is based on the well understood and demonstratable continuity of this orebody.

In the QP's opinion, there are no significant risks and uncertainties that could reasonably be expected to materially affect the reliability or confidence in the exploration information, Mineral Resource, or Mineral Reserve estimates. All sources of uncertainty have been addressed to mitigate their impacts in the Mineral Resource estimates.

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11.4 Mineral Resource summary

The inclusive Measured and Indicated Mineral Resource for Cuiabá reported in 2021 was estimated at 16.21Mt at 6.60g/t for 3.44Moz of gold, with an additional Inferred Mineral Resource of 12.87Mt at 4.94g/t for 2.04Moz of gold. The 2021 inclusive Mineral Resource showed an increase of 3.3% when compared to 2020, mainly due to exploration additions and positive conversion from Inferred Mineral Resource to Indicated Mineral Resource. The Mineral Resource has been depleted to 31 December 2021 using the mined-out underground surveyed scanned voids until end September 2021 and project depletions from there until 31 December 2021.

The cut-off grades for underground and surface are based on assumed costs provided by the business planning cycle, and AngloGold Ashanti Guidelines for Reporting that set the gold price at $1500/oz, and an exchange rate of 5.15 BRL/$.

- Underground:
  - Sublevel stope: 1.68 g/t.
  - Cut and fill: 2.57 g/t.
- Surface: 0.66 g/t.

The Cuiabá exclusive Mineral Resource is tabulated below.

Exclusive gold Mineral Resource by area

Cuiabá		Tonnes	Grade	Contained gold	
as at 31 December 2021	Category	million	g/t	tonnes	Moz
Narrow Veins - Balancão	Measured	0.66	7.90	5.23	0.17
	Indicated	0.43	8.90	3.82	0.12
	Measured & Indicated	1.09	8.29	9.05	0.29
	Inferred	0.22	6.68	1.44	0.05
Narrow Veins - Galinheiro	Measured	0.73	6.40	4.65	0.15
	Indicated	0.69	4.96	3.42	0.11
	Measured & Indicated	1.42	5.70	8.06	0.26
	Inferred	0.89	5.45	4.87	0.16
Narrow Veins - Canta Galo	Measured	0.25	6.47	1.65	0.05
	Indicated	0.04	5.58	0.22	0.01
	Measured & Indicated	0.29	6.35	1.87	0.06
	Inferred	0.29	8.00	2.31	0.07
Main Deposits - Fonte Grande Sul	Measured	1.79	6.82	12.23	0.39
	Indicated	0.36	5.25	1.90	0.06
	Measured & Indicated	2.15	6.56	14.13	0.45
	Inferred	5.41	7.14	38.65	1.24
Main Deposits - Serrotinho	Measured	1.24	10.11	12.51	0.40
	Indicated	0.80	6.10	4.91	0.16
	Measured & Indicated	2.04	8.53	17.42	0.56
	Inferred	0.12	5.26	0.65	0.02
Regional - Descoberto	Measured	-	-	-	-
	Indicated	0.17	4.05	0.71	0.02
	Measured & Indicated	0.17	4.05	0.71	0.02
	Inferred	0.44	3.50	1.55	0.05
Tailings - Cuiaba-Lamego Tailings	Measured	-	-	-	-
	Indicated	-	-	-	-
	Measured & Indicated	-	-	-	-
	Inferred	2.76	0.97	2.68	0.09
Secondary Areas - Galinheiro footwall	Measured	-	-	-	-
	Indicated	0.41	4.39	1.80	0.06
	Measured & Indicated	0.41	4.39	1.80	0.06
	Inferred	0.99	4.46	4.43	0.14

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Secondary Areas - Quartz Vein	Measured	0.03	4.19	0.13	0.00
	Indicated	0.41	3.57	1.45	0.05
	Measured & Indicated	0.44	3.62	1.59	0.05
	Inferred	1.50	4.12	6.17	0.20
Secondary Areas - Viana	Measured	-	-	-	-
	Indicated	0.15	3.98	0.60	0.02
	Measured & Indicated	0.15	3.98	0.60	0.02
	Inferred	0.24	3.66	0.88	0.03
Total	Measured	4.70	7.74	36.40	1.17
	Indicated	3.47	5.43	18.83	0.61
	Measured & Indicated	8.17	6.76	55.23	1.78
	Inferred	12.87	4.94	63.63	2.05

11.5 Qualified Person's opinion

The QP is not aware of any relevant technical and economic factors likely to influence the prospect of economic extraction which could materially affect the Mineral Resource and/or influence the prospect of economic extraction.

12 Mineral Reserve estimates

12.1 Key assumptions, parameters and methods used

The Cuiabá underground mine currently operates using two main mining methods: sublevel long hole open stoping and triple stoping to delivery an annual production of 1.5Mt of ore and 15km of development. The Mineral Reserve statement also provides for the future use of cut and fill to mine part of the narrow veins at depth where the orebody has shallower dips and lower grades. All underground production is hoisted to surface through a vertical shaft, where it is initially processed to produce a flotation concentrate. The concentrate is then transported to the Queiroz pyrometallurgical plant at Nova Lima using an aerial ropeway where the final product is recovered. All known modifying factors are applied in estimating the Mineral Reserve, including ore recoveries, operational dilutions, and mine call factors. Indicated Mineral Resource was directly converted into Probable Reserve and Measured Mineral Resource were directly converted into Proven Mineral Reserve. The QP believes that the modifying factors appropriately cater for the conversion of the Mineral Resource to Mineral Reserve. For the 2021 Mineral Reserve statement, the mining and development rates were reviewed to ensure accuracy. The Mineral Reserve estimate is reported as at 31st December 2021. The Mineral Reserve tonnages and grades are estimated and reported as delivered to plant (the point where material is delivered to the processing facility) and therefore include all ore loss and dilution.

Cuiabá mine is fully designed and scheduled using industry standard mine planning software (tabled in section 13). All identified modifying factors are applied to define the viability of the potential Mineral Reserve. Such factors include planned and unplanned dilution, ore recovery factors, mine call factors, geotechnical and hydrogeological recommendations for sill pillars, rib pillars and stope dimensions, ore transport system, plant capacity, production capacities, production schedule, mining efficiency, closure plans and personnel requirements. Additionally, all infrastructure is designed and accounted for in the plan development. The Mineral Reserve is part of an economic production plan that addresses all these requirements.

Mining recovery was set at 83.5% for regular stopes based on the average global recovery for 2020.

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2020 mining recovery analysis


BAL/CGA/GAL
FGS/SER
0.4 0.5 0.6 0.7 0.8 0.9 1.0
0 5 10 15 20
BAL / CGA / GAL
Average:
85%
Standard Deviation:
0.085
Number of Samples:
61
FGS / SER
Average:
82%
Standard Deviation:
0.100
Number of Samples:
74
Global Average
Average:
83.5%

Based on historical data and benchmark from other operating underground mines, the following mining recoveries were applied for:

- Partial pillar recovery:75%.
- Cut and fill areas: 92.5%.
- Development: 9 5%.

Based on historical data, benchmark from other underground mining operations, and rock mechanics recommendations, the following dilutions were used:

- Productive development: 20%.
- Narrow veins sublevel: 34%.
- Main orebody sublevel: 24%.
- Cut and fill areas: 26%.

The mine call factor (MCF) used for the Mineral Reserve estimate was 95.3%, based on a 5Y historical average.

Mine Call Factor 5-year historical average


104.0%
102.0%
100.0%
98.0%
96.0%
94.0%
92.0%
90.0%
88.0%
86.0%
MCF (%)
101.7%
97.0%
95.3%
94.0%
92.2%
92.0%
2017
2018
2019
2020
2021
Average
Period

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The Mineral Reserve estimate is highly sensitive to recovery and mine call factors.

Mineral Reserve modifying factors

as at 31 December 2021	Primary commodity price ($/oz)	Exchange Rate	Cut-off grade g/t	Stoping width cm
Narrow Veins - Balancão	1,200	5.15	4.73	400
Narrow Veins - Galinheiro	1,200	5.15	4.73	400
Narrow Veins - Canta Galo	1,200	5.15	4.73	400
Main Deposits - Fonte Grande Sul	1,200	5.15	4.73	600
Main Deposits - Serrotinho	1,200	5.15	4.73	600
Secondary Areas - Galinheiro Footwall	1,200	5.15	4.73	400
Secondary Areas - Quartz Vein	1,200	5.15	4.73	400
Secondary Areas - Viana	1,200	5.15	4.73	400

as at 31 December 2021	Dilution %	% MRF (based on tonnes)	% MCF	Metallurgical Recovery %
Narrow Veins - Balancão	32.90	84.80	95.30	93.5
Narrow Veins - Galinheiro	31.10	86.80	95.30	93.5
Narrow Veins - Canta Galo	32.60	83.50	95.30	93.5
Main Deposits - Fonte Grande Sul	24.10	84.10	95.30	93.5
Main Deposits - Serrotinho	24.40	85.40	95.30	93.5
Secondary Areas - Galinheiro Footwall	26.40	92.10	95.30	93.5
Secondary Areas - Quartz Vein	34	83.50	95.30	93.5
Secondary Areas - Viana	34	83.50	95.30	93.5

12.2 Cut-off grades

The total capital and operational costs, used to calculate the cut-off grades for the Mineral Reserve, were estimated based on the 2022 Business Plan, as follows:

Total capital and operating costs

Item	Value ($)
Mine cost (variable)	29,117,749
Mine cost (fixed)	6,152,385
Haulage - stoping ore	17,378,156
Haulage - development ore	16,774,859
Shaft - stoping ore	3,596,755
Shaft - development ore	1,130,075
Plant (variable)	1,610,415
Plant (fixed)	28,757,009
Primary development	50,284,807
Secondary development	9,187,447
Raise borer development	1,176,608
G&A - mine	26,945,397
G&A - plant	14,633,966
G&A - others	0
SIB - mine	28,614,483
SIB - plant	5,869,302
SIB - others	1,956,902
Exploration - capitalised	9,102,081
Others	238,476
TOTAL COSTS	252,526,870

The cut-off grade was calculated using the assumptions, rates and formula presented in the table below:

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Cut-off grade rates and assumptions

Item	Unit	Value ($)
ROM mass	tpy	1,508,427
Production taxes	$/t prod	21.96
Plant recovery	%	93.50
Grams per ounce	g/oz	31.103481
Gold price	%/oz	1,200.0
Total costs	$	252,526,870

Cuiabá's Mineral Reserve cut-off grade formula

Cut-off grade = (Total Costs / ROM Mass) / (Plant Recovery * (Gold Price – Production Taxes) / Grams per Ounces)

- ROM = run of mine

The cut of grade used in the Mineral Reserve estimate for the Cuiabá mine was 4.73g/t Au.

12.3 Mineral Reserve classification and uncertainty

The Cuiabá Mineral Resource is estimated using ordinary kriging. The classification was carried out based on drillhole spacing and the results of geostatistical simulation (SGS and SIS) using the AngloGold Ashanti 15% rule' as described in the Mineral Resource section. This requires that the Mineral Resource error be below 15% for 90% of the time for a production period of 3 months for Measured Mineral Resource, and 1 year for Indicated Mineral Resource. Inferred Mineral Resource will have errors larger than 15% for 90% of the time for a 1-year production period.

All Mineral Resource wireframes and block models are used to produce detailed and mineable designs for the mine. Once potential Mineral Reserve inventory is established (which quotes the Measured and Indicated part of the Mineral Resource only), and economic viability is established, such material is logically scheduled to define the final Mineral Reserve. The influence of Inferred Mineral Resource is then assessed as per AngloGold Ashanti Guidelines for Reporting. The Mineral Reserve conversion process is fully traceable and can be reproduced from the scheduling tool templates and reports.

No Probable Mineral Reserve has been derived from Measured Mineral Resource and Proven Mineral Resource is only derived from Measured Mineral Reserve.

Only Measured and Indicated Mineral Resource are considered in the Mineral Reserve statement.

Both Mineral Resource inclusive of Mineral Reserve and Mineral Resource exclusive of Mineral Resource are reported in this Technical Report Summary. These are clearly identified as such and given equal prominence.

12.4 Mineral Reserve summary

A gold price of $1,200/oz is used for the estimation of the Mineral Reserve, based on recommended commodity prices provided in the AngloGold Ashanti Guidelines for Reporting.

Cuiabá is an underground mine that currently operates down to level 21, reaching more than 1,200m vertical meters from surface. The main orebodies are hosted by Banded Iron Formation (BIF) enriched in sulphides in which associated gold occurs. There is also a secondary sulphide domain hosted in a sericitic zone associated with quartz veins that also hosts gold mineralisation. All ore is sourced from the underground mine.

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Gold Mineral Reserve by area

Cuiabá		Tonnes	Grade	Contained Gold	
as at 31 December 2021	Category	million	g/t	tonnes	Moz
Narrow Veins - Balancão	Proven	0.70	4.30	3.03	0.10
	Probable	2.20	4.82	10.60	0.34
	Total	2.90	4.69	13.63	0.44
Narrow Veins - Galinheiro	Proven	0.41	4.25	1.76	0.06
	Probable	0.84	3.96	3.35	0.11
	Total	1.26	4.06	5.11	0.16
Narrow Veins - Canta Galo	Proven	0.15	3.91	0.57	0.02
	Probable	0.12	3.83	0.48	0.02
	Total	0.27	3.87	1.05	0.03
Main Deposits - Fonte Grande Sul	Proven	0.30	5.34	1.59	0.05
	Probable	0.53	5.15	2.73	0.09
	Total	0.83	5.22	4.32	0.14
Main Deposits - Serrotinho	Proven	0.52	5.27	2.72	0.09
	Probable	1.50	5.24	7.87	0.25
	Total	2.02	5.25	10.59	0.34
Secondary Areas - Galinheiro Footwall	Proven	-	-	-	-
	Probable	0.37	4.10	1.50	0.05
	Total	0.37	4.10	1.50	0.05
Secondary Areas - Quartz Vein	Proven	0.00	2.14	0.01	0.00
	Probable	0.18	2.76	0.50	0.02
	Total	0.18	2.75	0.50	0.02
Secondary Areas - Viana	Proven	-	-	-	-
	Probable	0.06	4.69	0.27	0.01
	Total	0.06	4.69	0.27	0.01
Total	Proven	2.08	4.65	9.67	0.31
	Probable	5.80	4.70	27.29	0.88
	Total	7.89	4.69	36.97	1.19

There are no stockpiles in the Mineral Reserve statement. Some remnant ounce areas and partial sill pillar recovery areas are quoted in the Mineral Reserve statement, with these supported by geotechnical assessments and scheduled towards the last years of operation.

The Mineral Reserve tonnages and grades are estimated and reported as delivered to plant (the point where material is delivered to the processing facility). All mining modifying factors are considered such as ore recoveries, dilutions, and mine call factors. The economic analysis of the Mineral Reserve and related cashflow uses both gold and the sulphuric acid by-product together with metallurgical and refinery recoveries and mining royalties.

12.5 Qualified Person's opinion

The QP is not aware of any relevant technical and economic factors that may invalidate the Mineral Reserve estimates. All data has been checked and maintains expected standards.

13 Mining methods

Sublevel long hole open stoping is used to achieve high extraction rates and high productivity. A variant of sublevel long hole stoping called triple stoping is used in the main orebody areas which allows a more suitable vertical geometry to cater for bulking of mining in high-grade material giving an improved blasting sequence. A third mining method planned in the Mineral Reserve is cut and fill mining. It is not currently being used in the mine, but it is planned for future mining in the Narrow Veins areas (Balancao below N19 and Galinheiro below N14) where the deposit dip shallows and grades are lower, and which will benefit from this method improved selectivity.

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All mining methods are supported by geotechnical designs and based on internal mining guidelines. The current geotechnical parameters used to support the mine designs, for both narrow veins and main orebodies, are presented in Section 13.1.

There are no reports of hydrological issues within the mine operation. Sumps are used to catch the water that drains down the declines, crosscuts, and secondary drives. From the sumps the water is pumped from level to level up to a point where it can be reused or removed from the mine.

The following images show an an example of a mining area, at the main orebodies, where there are planned stopes which will be mined by sublevel stoping (triple stopes). The first image shows some of the geotechnical parameters prescribed, such as panel height and sublevels heights, and flow angle. The second image ilustrates the rib and sill pillars that are used based on the geotechnical guidelines of Cuiabá mine, as presented in Section 13.1.

Triple Stope – geotechnical parameters example 1


LEGEND
Mined out areas
Sublevel blocks
2nd sublevel ascending stope height
18 m
2nd sublevel descending stope height
15 m
1st sublevel ascending stope height
15 m
39°
Flow angle
8 m
Sill pillar height
48 m
Panel pillar height
56 m
Level height

Triple Stope – geotechnical parameters example 2


Sill pillar height
8 m
Rib pillar length
6 m
30 m
Stope length (span)

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All operational parameters such as the stoping and development rate, dilution, mining recovery, and mine call factors are reviewed every year to ensure an accurate Mineral Reserve Statement. Planned mining rates used are dependent upon the mining area and/or orebody, and are as follows:

- Sublevel triple stoping for the main orebody areas - 10,714t/mo (tonnes per month)
- Regular sublevel stoping for the main orebody areas - 8,637t/mo
- Sublevel stoping for the narrow veins' areas - 5,299t/mo
- Cut and fill on narrow vein areas - 3,164t/mo
- Development rates are dependent on the type of heading
- Declines and priority headings use an advance at a 45 m/mo.
- Regular faces use 25m/mo for Cuiabá mining teams and 27 m/mo for the third-party contractor

The above are based on historical actual rates and consider all mining cycle activities.

Development is undertaken using traditional 2-boom jumbo drilling, and stope drilling is carried out by fan drilling either upward and downward depending on the orebody geometry and geotechnical parameters. 30t and 45t capacity trucks are used for ore haulage and 28t capacity trucks are used for waste haulage. Mining recovery is defined as 83.5% for regular stopes, 75% for partial pillar recovery and 95% for development. Dilution is considered to be 20% for productive development, 34% for narrow veins using sublevel mining, 24% for the main orebodies sublevel and 26% for cut and fill areas based on the geotechnical recommendations.

Infill drilling and channel samples from headings are used for grade control. Tonnage reconciliation is carried out using scanners and a full production reconciliation is done monthly to the Mineral Resource model. Approximately 90% of all mining stopes are scanned each month.

Underground mine production is limited by the shaft capacity and the processing capacity. Development constraints are related to both the number of headings available and the jumbo fleet. A detailed monthly plan is created from the annual plan with the monthly plan cumulatively achieving the annual plan. Currently, Cuiabá mine needs approximately 15,000 m of development per year to achieve a 1.5 Mtpa ore feed to the plant.

Stopes for the first three years of the plan are manually designed based on optimised stope outputs thereby catering for operational requirements in the design. LOM stopes are taken directly from stope optimising tools such as Datamine™ MSO or Deswik™ SO™. The software packages used to support the mine planning are presented in the table below, shown by activity:

Activity	Software package	
	Datamine™	Deswik™
Optimisation	Mineable Shape Optimiser (MSO)	Deswik.SO (SO)
Design	Studio UG	Deswik.CAD
Scheduling	Enhanced Production Scheduler (EPS)	Deswik.Sched

13.1 Requirements for stripping, underground development and backfilling

There is no open pit mining considered in the Mineral Reserve Statement.

Geotechnical guidelines are available for each domain within the underground mine. These guidelines are used to define the fittest mine design, adequate rib and sill pillars spacing, and span dimensions for each mining method.

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The rib pillars and spam dimensions vary in accordance with the orebody and depth of the mine, as follows:

Main orebodies – sublevel – geomechanical parameters for Cuiabá mine									
	Level	SER		FGS-LD		FGS-EXT		FGS-LE	
		Dip	Vertical	Dip	Vertical	Dip	Vertical	Dip	Vertical
Sill Pillar Height (m)	≤11	6.3	4	8.0	7	7.9	7	8.4	4
	12/16	7.4	7	7.9	7	7.4	7	8.2	4
	17/21	7.9	8	8.7	8	8.5	8	8.2	4
	1.0	7.9	7	8.7	7	-	-	-	-
	23/28	-	-	9.4	9	-	-	-	-
	29/32	-	-	11.2	10	-	-	-	-
Span - Distance Between Rib Pillars (m)	Level	SER		FGS-LD		FGS-EXT		FGS-LE	
	≤11	17		34		80		20	
	12/16	32		32		60		20	
	17/22	30		30		55		17	
	23/28	-		24		-		-	
	29/32	-		24		-		-	
Rib Pillar Length	6								

Narrow veins – sublevel – geomechanical parameters for Cuiabá mine							
	Level	BAL		GAL		CGA	
		Dip	Vertical	Dip	Vertical	Dip	Vertical
Sill Pillar Height (m)	≤11	6.8	3	7.6	3	5.5	3
	12/16	5.9	3	7.2	3	3.4	3
	17/22	5.9	3	7.1	3	3.7	3
	23/27		3		3		3
	28/32		3		3		3
Span - Distance Between Rib Pillars (m)	Level	BAL		GAL		CGA	
	≤11	26		20		70	
	12/16	20		20		60	
	17/22	18		16		42	
	23/27	16		16		42	
	28/32	16		16		42	
Rib Pillar Length	6						

These geotechnical parameters presented are based on the studies detailed in the report "Análise de Estabilidade - Parâmetros de Lavra - Mina Cuiabá (2018)".

Regarding the ventilation system, the Cuiabá mine uses an exhaust ventilation system with 3 independent systems of ventilation (SV), the SV02, SV03, and SV04. These systems have a nominal capacity of 935 m^3/s. The air flow of the mine is dimensioned in order to meet Brazilian standards, thus allow the dilution of gases, and provide adequate working conditions.

In 2011, with the deepening of the mine in the Main Orebody (FGS and SER) it was necessary to install a refrigeration plant to compensate for the heat generated by auto compression, geothermal gradient, diesel fleet and other heat sources. The current installed cooling capacity is 14MW of refrigeration and to prevent leaks from this cooled air, a dedicated down cast shaft conveys the cooled air from surface straight to level 11 (ventilation transfer horizon). From this point and on, a series of raise-bored holes 3 or 4 meters in diameter conveys cold air to the lowest parts of the mine.

The mining style at Cuiabá is essentially divided into that for main orebodies and that for narrow veins.

The mining method for Cuiabá's main orebodies is sublevel stoping, which consists of segmenting the ore body into mining panels, which are subsequently subdivided into ore drives. Between the panels, which are 48 m high, sill pillars are designed, and rib pillars are placed along strike to limit the stope's span. A specific blast sequence is adopted, which the stope's free face is mined along the entire height of the panel, thus avoiding the need to re-enter blast affected drives which can become overstressed. Rib pillars are placed along the strike based on the defined geotechnical guidelines. The following figure graphically represent a typical panel.

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60

AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021

Typical panel currently used for sublevel stoping at main orebodies


Vertical Distance (m)
18
30
Sill Pillar
Stope (upward)
2º sublevel
Stope (downward)
Stope (upward)
1º sublevel

The principal mining method adopted for the narrow veins is sublevel stoping, which consists of dividing the orebody into mining panels, which are then further subdivided into ore drives. Between the panels, which have a vertical height of 33 meters, sill and rib pillars are planned to limit the stope's span. The figure below shows the typical configuration of a mining panel divided into three ore drives with sill pillars separating the lower panel from the upper one.

Typical panel currently used for sublevel stoping for narrow veins


Vertical Distance (m)
3
33
3
33
Sill Pillar
3º sublevel
2º sublevel
1º sublevel
Sill Pillar
3º sublevel
2º sublevel
1º sublevel

Furthermore, cut and fill mining is also planned for the narrow veins. For this, the vertical panel height is 33 meters and rib pillars are placed along the strike based on the geotechnical assumptions. Cut and fill mining was once performed at the Cuiabá mine operation having the mined areas were filled up with hydraulic paste. The current plan for cut and fill mining considers the mined areas to be filled up with cemented paste fill. The feasibility analysis of the paste fill plant project is currently on going.

The following figure presents the typical configuration of a cut and fill mining panel with sill pillars separating the lower panel from the upper one.

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AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021

Typical panel currently used for cut and fill for narrow veins


Vertical Distance (m)
3
30
3
30
Sill Pillar
Cut & Fill
2º sublevel
Sill Pillar
Cut & Fill
1º sublevel

13.2 Mine equipment, machinery and personnel

In order to deliver an underground production of 1.5Mtpa of ore, the Cuiabá main fleet includes 15 trucks for ore haulage (8 CAT AD45, 6 CAT AD30, 1 Volvo A30F) and 4 trucks (VW 31330) for waste haulage, 8 LHDs (5 CAT R1700, 3 CAT R2900), 17 Sandvik Jumbos/Robolts for horizontal development and/or rock bolting, 8 Sandvik fandrills (DL 421-7C, DL 431-7C) for stope and cable drilling. There is also an additional auxiliary fleet to support underground general activities.

The Cuiabá mine operates on a 4-shift roster of 6 hours each, 24 hours per day, 365 days per year. There are approximately 800 people in the operational workforce, plus an additional 400 operators for the third-party contractors. There are approximately 300 people inside the mine per shift.

13.3 Final mine outline

The following pictures show the final mine outline as proposed by current Mineral Reserve statement.

Cuiabá mine: planned extent of narrow vein mining


Level 4
Level 17
Level 20
1150 vertical metres
600 metres strike
View in 3D perspective
LEGEND
Mined out areas
Cut and fill blocks
Sublevel blocks

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AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021

Cuiabá mine - planned extent of main orebody mining


Level 3
Level 23
1470 vertical metres
600 metres strike
View in 3D perspective
LEGEND
Mined out areas
Cut and fill blocks
Sublevel blocks

14 Processing and recovery methods

Processing for the mine occurs through two processing plants, the first is the on-site Cuiabá plant which produces a concentrate, and the second is the Queiroz plant at Nova Lima. The concentrate from Cuiabá is transferred by an aerial cableway which is 20km long to the Queiroz plant. The Queiroz plant refines the concentrate to produce the doré bars. Ore from both the Cuiabá mine and the Lamego mine are fed to the Cuiabá plant.

The Cuiabá metallurgical circuit has the capacity to treat 6,200 tonnes per day at the Queiroz plant, the concentrate is calcined, and the sulphide gas captured for processing through the acid plant which has the capacity to produce 230kt of sulphuric acid as a by-product per year.

At Cuiabá the primary crushing circuit commences with a vibrating grid, whose retained material feeds the Metso C110 jaw crusher. This product then feeds the secondary crusher which also has a vibrating screen, whose retained material feeds a HP300 cone crusher. The HP300 product feeds a closed circuit consisting of a vibrating screen and a HP500 cone crusher (a 3rd stage crush). This three-stage screening and crushing process provides a final product with a particle size of P80 equal to 7.5mm.

The grinding circuit consists of a 4MW, 17' x 25' Outokumpo ball mill. The milled material is sent to a flotation circuit that comprises of seven Rougher cells (60m^3), eight cleaners (10m^3) and two scavenger-cleaners (10m^3). The sulphide concentrate which contains the gold is fed to the filtering plant, which consists of two Andritz filter presses with 44 plates of 2,000mm x 2,000mm each. After being filtered, this concentrate is transported to the Queiroz plant by an aerial ropeway. The flotation tailings are sent to a dewatering circuit and filtered for subsequent dry stacking.

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AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021

The Cuiabá plant processing route


Cuiabá processing route
Shaft - Cuiaba Ore
70 %
30 %
Grid
Lamego Ore
Jaw Crusher
Ore Bin
Vibrating Screen
Conic Crusher
Vibrating Screen
Conic Crusher
Ore Bin
Press Filters
Concentrate
Flotation
Tails
Dewatering thickener
Hidrocyclone
Hidrocyclone
Ball Mill
20%
80%
Gravimetric Circuit
Circulating Load
Hidrocyclone
Thickener
Aerial Ropeway To Queiroz Plant
Backfill
Tails Dam
Vibrating Screen
Knelson Concentrators
Shaking Tables
Free Gold
Mine or Fill Stockpile

At the Queiroz Plant, the flotation concentrate is calcined in two existing roasters. The oxidation of the sulfides by burning generates SO2 gas that is used in the production of sulfuric acid through the contact method. The calcined concentrate is then directed to the cyanide leaching steps called Calcined I.The rich solution is separated by a thickener and directed to the precipitation stage via the Merrill-Crowe process (zinc-precipitation). The pulp from the thickener underflow goes to the CIP (carbon in pulp) circuit. The gold is then adsorbed onto activated carbon and then desorbed into elution columns. The elution solution is also directed to the precipitation.

The Cuiabá plant processing route



Queiroz Plant Processing Route
Lifts
Water
Pulp storage
Pulp conditioning
To H2SO4 plant
Roasters
Cooler
Cooler
Water
Water
To Effluent treatment
Cooling
Leaching 1
Lime
CN
Lime
Lime
Air
Thickener 559EP02
Leaf filter A/B/R
Clarifier
Deaerator A/B
Filter press A/B/C/R
Zn+Pb(NO3)2
Precipitation
Smelter
Leaching 2
CN + NaOH + H2O
538TQ02
538TQ04
538TQ06
538TQ08
538TQ03
538TQ05
538TQ07
538TQ09
CIP
Calcinade dam

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AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021 _____________________________________________________________________________________ 30 March 2022 65 The predictability of the recovery factors are based on a neural network model using machine learning in which the lithologies of the predicted ore are a main input long with the recovery values calculated based on historical performances according to the proportion of the lithologies. Another method of recovery predictability uses the geometallurgical tests done for the main ore zones at the Cuiabá and Lamego mines. All processing methods, plant design or other parameters used have been commercially applied within the industry and the process well tested. 15 Infrastructure The Cuiabá mine site has a fully functional and operating infrastructure system with readily available support networks in the nearby towns of Sabará, Caeté and Belo Horizonte. The Cuiabá mine site has a fully functional and operating infrastructure system that includes main offices, locker rooms, dining rooms, an operation control centre, parking lot, workshop, a fully equipped high-tech processing plant, tailings dam, waste dump, refrigeration plant, and also a dry stack tailings storage facility in final stage of commissioning. The Cuiabá mine is fully accessible from the major centre of Belo Horizonte by a paved road that is currently used by suppliers and personnel. Electricity supply is continuously available from the public distribution system. A 20km aerial ropeway transports concentrate from the Cuiabá plant to the Queiroz pyrometallurgical plant in Nova Lima where metallurgical processing takes place to deliver the final product. A helipad is available at the mine site and the site is 60km away from Belo Horizonte International airport that operates regular flights worldwide. Some 80% of the waste generated in the underground operation is used to fill open voids from stoping activities. The remaining 20% is disposed on surface into an old open pit fully set up and licensed for waste disposal. Cuiabá is the process of decommissioning the current tailings dam to replace tailings storage in a dry-stacking Tailings Storage Facility (TSF). 100% of tailings generated will be stored at the dry stacking TSF by 2023. 16 Market studies The main economic product is gold with sulphuric acid being produced as a by-product. Gold The primary product sold from the mining and beneficiation of ore at our operations, is gold doré. The accepted framework governing the sale or purchase of gold, is conformance to the loco London standard. Only gold that meets the LBMAs Good Delivery standard is acceptable in the settlement of a loco London contract. In the loco London market, gold is traded directly between two parties without the involvement of an exchange, and so the system relies on strict specifications for fine ounce weight, purity and physical appearance. For a bar to meet the LBMA Good Delivery standard, the following specifications must be met as a minimum: • Weight: 350 fine troy ounces (min) 430 fine troy ounces (max). • Purity / Fineness: Minimum fineness of 995.0 parts per thousand fine gold. • Appearance: Bars must be of good appearance not displaying any defects, irregularities such as cavities, holes or blisters. Only bullion produced by refiners whose practices and bars meet the stringent standards of the LBMAs Good Delivery List can be traded on the London market. Such a refiner is then an LBMA Accredited Refiner and must continue to meet and uphold these standards in order for its bars to be traded in the London market. Provided the bullion meets the LBMA Good Delivery standard, it is accepted by all market participants and thus provides a ready market for the sale or purchase of bullion. AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021 _____________________________________________________________________________________ 30 March 2022 66 Annually, the gold prices used for determining Mineral Resource and Mineral Reserve are determined by the Mineral Resource and Mineral Reserve committee (RRSC). Two different prices used for determining Mineral Resource and Mineral Reserve. These prices are provided in local currencies and are calculated using the historic relationships between the USD gold price and the local currency gold price. The Mineral Resource price reflects the company’s upside view of the gold price and at the same time ensures that the Mineral Resource defined will meet the reasonable prospects for economic extraction requirement. Typically, the price is set closer to spot than the Mineral Reserve price and is designed to highlight any Mineral Resource that is likely to be mined should the gold price move above its current range. A margin is maintained between the Mineral Resource and ruling spot price and this implies that Mineral Resource is economic at current prices but that it does not contribute sufficient margin to be in the current plans. The Mineral Reserve price provided is the base price used for mine planning. AngloGold Ashanti selects a conservative Mineral Reserve price relative to its peers. This is done to fit into the strategy to include a margin in the mine planning process. The company uses a set of economic parameters to value its assets and business plan, these economic parameters are set on a more regular basis and reflect the industry consensus for the next five years. These are generally higher than the Mineral Reserve price and enable more accurate short term financial planning. Finally, the company uses a fixed price to evaluate its project and set its hurdle rate. This price and the hurdle rate are set by the board and changed when indicated due to significant changes in the price of gold. The determination of the Mineral Resource and Mineral Reserve prices are not based on a fixed average, but rather an informed decision made by looking at the trends in gold price. The gold prices and exchange rates determined are then presented to the RRSC for review, in the form of an economic assumptions proposal document once a year (generally the second quarter of the year). After review and approval by the committee, it is sent to AngloGold Ashanti’s Executive Committee ("EXCO") for approval. The prices for copper, silver and molybdenum are determined using the same process used for gold. Sulphuric Acid AGACSM in Brazil produces 98% sulphuric acid from roasting sulphide ore extracted from our underground mines at Cuiabá-Lamego, which has variable concentrations of other elements that need to be controlled to meet market requirements. In our facilities in Nova Lima, we separate the product according to the specific requirements with the content of the ore determined by daily analyses. Four types of sulphuric market products are supplied based on the contents shown below. Acid specifications Composition characteristics Market segment Standard Acid Iron maximum content 30 ppm Metallurgical, textile, lubricants Special Acid Mercury maximum content 0.1 ppm Micronutrients, food, sugar, alcohol Acid 1 Iron maximum content 25 ppm Pulp and paper Acid 2 Iron content above 30 ppm Fertilizers, steel and chemical lubricants Our customers with current contracts for sulphuic acid are CENIBRA Celulose Nipo Brasileira S/A, Suzano S.A, Bauminas Quimica Ltda, Multitecnica Industrial Ltda, Aperam Inox America do Sul S.A. and Belgo Bekaert Arames S.A. Of these contracts, Cuiabá is in the process of renewing with CENIBRA, Multitecnica, Suzano, Aperam and Belgo. The contract with the Bauminas group expires at the end of 2022. AGACSM supply spot customers when excess production allows and these include Gerdau Acominas S.A., Vallourec Tubos for industry S.A., Companhia Brasileira de Litio, Petrolub Industrial de Lubrificantes, and other small quantity consumers. The price received in 2021 is above the historical price forecasts received from the Argus Media Inc. Cuiabá uses this publication as a guide for setting the price of our contracts through the Argus sulphuric acid CFR Brazil index. Regarding 2021, the expectation when preparing this year's BUP was to use floor values of $85 per tonne due to the market registering prices below this level. During the 2021 year, we updated the forecasts of these prices according to the increases that occurred each month, as shown below. AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021 _____________________________________________________________________________________ 30 March 2022 67 AGACSM acid forecast Nov/21 Dec/21 2022 FY Tons acid 15,335 15,155 168,028 Acid price ($/t) 150.00 150.00 115.00 In 2022, the price considered above, is an average since forecasting a down turn in price during the year from $150/t at the beginning of the year to $90/t at the end of 2022, as we understand that the current situation is not sustainable and that there must be a gradual return to historical prices. Material Contracts Major contracts required for mine operation are with EPOS, a third party mine contractor responsible for mine development, PH Transportes responsible for services and infrastructure support for the underground mine, and July Quartzo responsible for waste haulage from underground to surface. All valid and ongoing. All contracts with affiliated parties obtained the same terms, rates or charges as could be obtained had the contract been negotiated at arm's length with an unaffiliated third party. Sulphuric acid contracts are referenced in the preceding section. 17 Environmental studies, permitting plans, negotiations, or agreements with local individuals or groups 17.1 Permitting AngloGold Ashanti holds all mineral (ANM) and environmental legal requirements from the federal government and the state of Minas Gerais. Mining concessions are granted for a period beyond the existing Mineral Reserve life and include potential areas of Mineral Resource to Mineral Reserve conversion. All environmental and concession licenses, including reporting requirements are managed under the comprehensive OnegreenTM management system. This system controls all regulatory requirements for federal, regional and local level and is also used to respond to external audits and environmental agency inspections. For Mineral requirements, the company uses JazidaTM, a software package that manages most of the requirements and needs of mineral rights. Environmental compliance and obligations are reviewed by the governmental environmental agency regularly through inspections and permitting renewals. For instance, as part of the operational license renewal, mining companies are required to present an environmental performance report that includes, but is not limited to, the following: • evidence of attendance to obligations, • monitoring results, and • performance of the environmental control plan established by the current licence. The agency inspects this report and thereafter expresses a technical opinion approving or rejecting project which is a vote undertaken by the Technical Mining Chamber. This is a specific group approved in the legislation and includes NGO's, industries, academics, governmental agencies and civil society representatives. Therefore, in Minas Gerais state, the permitting process is not only evaluated by the environmental agency, but by several other specified groups. For 2021, two main permits granted for the Cuiabá operation were: • The Cuiabá mine expansion project which refers to the ore feed increase, underground crusher capacity increase, surface plant production increase, a new mine ventilation and cooling system and open pit waste dump expansion (dry/filtered tailings and waste co-disposal filling an old open pit volume). The permit was granted in April 2021. This project is in progress. • The dry stacking project, which includes dry filtered tailings and waste co-disposal at Cuiabá’s tailings storage facility, requiring the reinforcement of the wall, surface and lateral drainage duct installation to cater for water run-off, and reservoir decommissioning. The permit was granted in August 2021. AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021 _____________________________________________________________________________________ 30 March 2022 68 In recent years Brazil has faced two significant TSF failures (Samarco’s TSF in Mariana and Vale’s in Brumadinho), both involving related environmental, social, and economic impacts, including a high number of fatalities. Following the collapse of Vale´s Brumadinho TSF in early 2019, new federal legislation was introduced prohibiting TSF upstream dam operations nationwide from September 2021 and concomitantly with Minas Gerais state regulation setting new rules for dams where communities could be impacted. The legislation update also reflects the publics rejection of this type of technology and, in many cases, the mining sector as a whole. The Cuiabá dam is a downstream facility with communities located within the zone of influence. Further TSF expansion is not allowed without relocation of communities located in the zone of influence. Therefore, the Cuiabá TSF would not receive any new permits beyond those currently granted and in place. This necessitates a strict tailings management approach aligned with the tailings decommissioning strategy. Ongoing transition to dry stacking technology is the only available solution for continued operation that would be acceptable within the new federal legislation and is planned to be implemented simultaneously at all sites for all AngloGold Ashanti’s TSF in Brazil that are currently in operation. AngloGold Ashanti Brazil must manage tailings deposition within existing permits, whilst transitioning to this new technology. Tailings Storage Facilities capacity and their management according to the new legislation and the transition to dry stacking have been key challenges at Cuiabá. An action plan is ongoing to address these challenges through the TSF programme that was created to focus on tailings management. Dry Stacking Phase 1, which makes the TSF declassification and decommissioning projects feasible are part of this plan to reduce the operational risk. AGACSM is already planning for Phase 2 of the Dry Stacking Project, which considers the tailings and waste rock co-disposal for life of mine at Cuiabá. This project is currently under design. Another project that reduces the risk of operational interruption is the Cuiabá expansion project, for which permitting was granted in April 2021 and allows the operation to increase the volume of current open pit dry tailings fill. A possible risk is increased TSF regulations that may still be implemented following the Brumadinho dam collapse and which may cause future delays. The Heritage and Atlantic forest permit requirements are a risks that are continually addressed through the correct legislated channels where actions are taken and compensation paid where required. 17.2 Requirements and plans for waste tailings disposal, site monitoring and water management Solid waste disposal follows federal and state legislation for the mining industry. The state environmental agency is responsible for inspecting and verifying whether legislation is followed and good practices in place. In that sense, mining companies need to report their waste inventory annually, which shows the balance of waste generation and final disposal (onsite or offsite). The final disposal place must be authorised by the environmental agency prior to disposal. Cuiabá site manages this process accordingly. In 2021 Cuiabá dumped 1,166,182 tonnes of waste and disposed of 1,685,342 tonnes of tailings material. The business plan for 2022 is 877,681 and 1,802,301 tonnes for waste and tailings respectively. Piezometers and inclinometers are used to monitor waste and tailings disposal structures. Cuiabá has a water balance that supports the water management of the site. Water uses are covered by water grants which are regularly reviewed by the environmental agency. The closure plan allows for a monitoring programme post closure until stabilisation of the environment. 17.3 Socio-economic impacts As part of the environmental permitting process, the environmental agency requires the company to implement social programs that guarantee the transparency and inclusivity of the local community. Regular meetings are in place to engage the community for Cuiabá projects. The company enjoys a good reputation with the community and local government, with a large part of its employees consisting of local people, and a large number of social projects being developed. Cuiabá is permanently working to maintain its social licensing for its operation during the life of mine.

AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021 _____________________________________________________________________________________ 30 March 2022 69 The most common issues are related to blast noise, dust from road haulage operations and perceived impacts on water supplies. These impacts are measured during environmental impact assessments and mitigation programs are suggested during the permitting process. In most of the cases, new projects also have positive impacts, such as the employment of local people. This contributes to the local economy and improvement of facilities for the community. AngloGold Ashanti works closely with the state Institute of Historical and Artistic Heritage (IEPHA) and National Institute of Historical and Artistic Heritage (IPHAN) to mitigate and compensate for impacts on archaeological heritage. For instance, terms of agreements are discussed with these institutes to approve the new projects. Cuiabá has to strictly follow these agreed terms which are regularly monitored by the respective institutes. 17.4 Mine closure and reclamation The mine closure plan is updated every 3 years with the most recent plan was completed in 2020. Closure plan costs are annually audited by Ernst & Young Global Limited (EY), a specialist company that checks all data, including unit costs and quantities. The current closure cost considered over the life of the Mineral Reserve is $8.8M. As the mine continues the costs are reviewed and the become more accurate closer to the time of implementation. The amounts are included in the budget estimates. Main mine closure activities are related to facilities decommissioning, waste rock pile coverage, drainage implementation and revegetation, and mine sealing (adits and vent shafts). All the facilities are planned to be decommissioned considering underground structures, such as power and pumping stations, and surface facilities such as offices and workshops. A ten-year-monitoring program is planned to guarantee geotechnical and chemical stability, especially with regard to potential impact on water resources. 17.5 Qualified Person's opinion on adequacy of current plans The QP is of the opinion that current plans to address any issues related to environmental compliance, permitting and local individuals or groups are properly disclosed and in compliance with the best practices in the mining industry. 17.6 Commitments to ensure local procurement and hiring One of AngloGold Ashanti’s values is that we want the communities and societies in which we operate to be better off because of our presence by contributing with social, cultural and economic development. One of the ways we do this is by valuing local labour. Despite the challenges present by the COVID-19 pandemic Cuiabá continued with its activities and did not downscale any jobs. In 2020, Cuiabá employed approximately 7,000 people, directly and indirectly. In the state of Minas Gerais, the Cuiabá operation generate 2,153 jobs in the cities of Sabará, Caeté, Raposos and Nova Lima. The mine is also committed to purchasing from local suppliers to promote the local economy. 18 Capital and operating costs 18.1 Capital and operating costs In order to define cut-off grades, total capital costs were estimated at $45.8M using a 5Y budget average 2022 to 2026 and total operating costs were estimated at $211.4M, based on the 2022 operating budget estimate. A gold price of $1,200 /oz and an exchange rate of 5.15 BRL/$ were used based on the AngloGold Ashanti Guideline for Reporting. Total royalties are 1.5% of the gross revenue. The 5Y capital cost window matches the Mineral Reserve lifespan and was considered the most appropriate estimate. This approach was recommended by Golder Associates Inc™ who carried out Cuiabá's last Mineral Reserve audit in 2019. Operating costs were based on the business plan operational cost estimate for 2022. This approach is considered appropriate considering that the 2022 budget estimate already addresses the significant impact of tailings filtering on overall processing costs. and the figures are seen as accurate and are approved by Cuiabá's senior management. AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021 _____________________________________________________________________________________ 30 March 2022 70 Capital and operating cost estimate Mineral Reserve / Plan assumption $ 2022 OPEX ESTIMATE Mine cost (variable) 29,117,749 Mine cost (fixed) 6,152,385 Haulage - stoping ore 17,378,156 Haulage - development ore 16,774,859 Shaft - stoping ore 3,596,755 Shaft - development ore 1,130,075 Plant (variable) 1,610,415 Plant (fixed) 28,757,009 Production taxes 4,671,521 Primary development 50,284,807 Secondary development 9,187,447 Raise borer development 1,176,608 G&A - mine 26,945,397 G&A - plant 14,633,966 G&A - others 0 5-YEAR AVERAGE CAPEX ESTIMATE (2022 TO 2026) * SIB - mine 28,614,483 SIB - plant 5,869,302 SIB - others 1,956,902 Exploration - capitalised 9,102,081 Others 238,476 AISC 257,198,391 The 5-year average capex estimate represents the capex for one year. It was calculated by estimating the total capex from 2022 to 2026 and then dividing it by 5. 18.2 Risk assessment As part of the company’s risk plan all environmental, social, economic, political and safety risk and opportunities are evaluated according to the AngloGold Ashanti Corporate risk matrix. This ranks the probability and impact of the risk and has an associated mitigation and action plan that is required. All risks are loaded into the AngloGold Ashanti risk databases where the progress on the required actions are tracked. High risk-high impact items are brough to the attention of the AngloGold executive committee. An independent external Mineral Resource and Mineral Reserve audit was undertaken in 2019 by Golder and found no fatal flaws in the process and/or outputs. All capital and operational expenditures reported are seen as accurate and based on the official Business Plan approved by the mine’s senior management. 19 Economic analysis 19.1 Key assumptions, parameters and methods Cuiabá mine has been shown to be feasible for all discount rates considered (0%, 5%, 10%, and 15%). A gold price of $1,200/oz and an exchange rate of 5.15 BRL/$ were used based on the AngloGold Ashanti Guideline for Reporting. Total government royalties are 1.5% of the gross revenue. Cuiabá mine cashflow and economic analysis considers all the above assumptions. 19.2 Results of economic analysis Inferred Mineral Resource has been excluded from the demonstration of economic viability in support of the disclosure of a Mineral Reserve. As described in Section 22.4, AngloGold Ashanti takes into consideration the potential impact of the Inferred Mineral Resource in the planning process for the Mineral Reserve, but the cash flow analysis does not include the Inferred Mineral Resource in demonstrating the economic viability of the Mineral Reserve. AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021 _____________________________________________________________________________________ 30 March 2022 71 Cuiabá mine cashflow and economic viability ITEM Unit Total LOM 2022 2023 2024 2025 2026 2027 Production Ore Mined 7,885.8 1,511.8 1,510.8 1,423.3 1,454.6 1,499.1 486.2 Waste Mined 3,014.9 813.3 958.0 937.3 176.8 113.5 16.0 ORD Development 26,739.0 7,655.0 9,047.0 9,176.0 529.0 290.0 42.0 Gold Oz ('000) 1,111.3 208.9 212.9 201.7 206.8 204.9 76.1 Silver Oz ('000) 0.0 0.0 0.0 0.0 0.0 0.0 0.0 Copper lb ('000) 0.0 0.0 0.0 0.0 0.0 0.0 0.0 Revenue By product (+/-) USD M 82.8 15.9 15.9 14.9 15.3 15.7 5.1 Gross Revenue USD M 1,333.4 250.6 255.5 242.0 248.2 245.8 91.3 Royalties USD M 20.0 3.8 3.8 3.6 3.7 3.7 1.4 Operating Costs Mining Cost USD M 310.8 59.6 59.5 56.1 57.3 59.1 19.2 Processing Cost USD M 249.3 47.8 47.7 45.0 46.0 47.4 15.4 G&A LM USD M 40.1 14.1 14.0 12.0 0.0 0.0 0.0 General & Admin USD M 233.2 44.7 44.7 42.1 43.0 44.3 14.4 Other Operating Costs USD M 0.0 Total Operating Costs USD M 833.4 166.2 165.9 155.2 146.3 150.8 49.0 Sustaining Capital USD M 124.9 27.5 38.6 15.0 15.1 14.2 14.5 Sustaining Capital (IFRS16) USD M 139.8 26.8 26.8 25.2 25.8 26.6 8.6 Sustaining Capital (Primary Development) USD M 150.5 43.1 50.9 51.7 3.0 1.6 0.2 Sustaining Capital (Exploration) USD M 0.0 0.0 0.0 0.0 0.0 0.0 0.0 Sustaining Capital (TSF) USD M 47.0 28.9 8.1 0.2 0.0 0.0 9.8 Non-GAAP Metrics & Cash Flow Total AISC USD M 1,232.5 280.3 278.3 235.9 178.6 181.1 78.3 Total AISC USD/Oz¹ 1,109 1,342 1,307 1,170 864 884 1,029 Other Capital (non Sust.) USD M 0.0 0.0 0.0 0.0 0.0 0.0 0.0 Total AIC USD M 1,232.5 280.3 278.3 235.9 178.6 181.1 78.3 Total AIC USD/Oz¹ 1,109 1,342 1,307 1,170 864 884 1,029 Closure Cost USD M 8.8 2.4 1.3 0.8 1.5 2.1 0.7 Tax USD M 52.2 0.0 0.0 2.1 23.7 22.0 4.4 Free Cash Flow USD M 40.2 -32.0 -24.2 3.3 44.5 40.7 7.9 ¹ Ounces of Gold Key Metrics NPV0 USD M 40.1 NPV5 USD M 25.4 NPV10 USD M 14.1 NPV15 USD M 5.5 Cash Flow Margin % 8% IRR (for Projects only) % - AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021 _____________________________________________________________________________________ 30 March 2022 72 19.3 Sensitivity analysis A sensitivity analysis for key value drivers was undertaken using a +/-20% variance was undertaken, and this demonstrates a high sensitivity to gold price and Mineral Reserve grade. Parameter 1 Unit -20% Base Case +20% Gold price $/oz -183.0 40.1 231.3 Grade processed g/t -183.0 40.1 231.3 Operating costs $ M 167.9 40.1 -100.9 Capital costs $ M 117.5 40.1 -42.1 1 Sensitivities estimated based on given current mine plan for the Base Case. Sensitivities on key value drivers (+/- 20%) 20 Adjacent properties No additional adjacent properties are relevant and important for this report. 21 Other relevant data and information 21.1 Inclusive Mineral Resource The inclusive Mineral Resource is reported as at 31 December 2021. To appropriately demonstrate reasonable prospects of economic extraction underground Mineral Resource were constrained by MSO shapes (Mineable Stopes Optimiser) and open pit Mineral Resource were constrained in an economically optimised pit shell. The Mineral Resource has been depleted to 31 December 2021, using underground scanned voids of mined areas until 30 September 2021, and planned areas for October, November, and December 2021. The 2021 inclusive Mineral Resource shows an upside of 3% when compared to 2020, with contributions from exploration additions at the Descoberto and SER orebodies.

AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021 _____________________________________________________________________________________ 30 March 2022 73 Inclusive gold Mineral Resource by area Cuiabá Tonnes Grade Contained Gold as at 31 December 2021 Category million g/t tonnes Moz Narrow Veins – Balancao Measured 1.34 7.06 9.44 0.30 Indicated 2.28 7.68 17.53 0.56 Measured & Indicated 3.62 7.45 26.97 0.87 Inferred 0.22 6.68 1.44 0.05 Narrow Veins - Galinheiro Measured 1.17 6.23 7.30 0.23 Indicated 1.64 5.25 8.63 0.28 Measured & Indicated 2.82 5.66 15.93 0.51 Inferred 0.89 5.45 4.87 0.16 Narrow Veins - Canta Galo Measured 0.48 6.23 2.98 0.10 Indicated 0.15 5.49 0.81 0.03 Measured & Indicated 0.63 6.05 3.79 0.12 Inferred 0.29 8.00 2.31 0.07 Main Deposits - Fonte Grande Sul Measured 2.18 6.92 15.07 0.48 Indicated 0.98 5.75 5.62 0.18 Measured & Indicated 3.16 6.56 20.69 0.67 Inferred 5.41 7.14 38.65 1.24 Main Deposits - Serrotinho Measured 1.82 9.07 16.52 0.53 Indicated 2.35 6.47 15.23 0.49 Measured & Indicated 4.17 7.61 31.75 1.02 Inferred 0.12 5.26 0.65 0.02 Regional - Descoberto Measured - - - - Indicated 0.17 4.05 0.71 0.02 Measured & Indicated 0.17 4.05 0.71 0.02 Inferred 0.44 3.50 1.55 0.05 Tailings - Cuiaba-Lamego Tailings Measured - - - - Indicated - - - - Measured & Indicated - - - - Inferred 2.76 0.97 2.68 0.09 Secondary Areas - Galinheiro Footwall Measured - - - - Indicated 0.82 4.86 4.00 0.13 Measured & Indicated 0.82 4.86 4.00 0.13 Inferred 0.99 4.46 4.43 0.14 Secondary Areas - Quartz Vein Measured 0.04 3.87 0.16 0.01 Indicated 0.58 3.67 2.13 0.07 Measured & Indicated 0.62 3.68 2.29 0.07 Inferred 1.50 4.12 6.17 0.20 Secondary Areas - Viana Measured - - - - Indicated 0.20 4.62 0.93 0.03 Measured & Indicated 0.20 4.62 0.93 0.03 Inferred 0.24 3.66 0.88 0.03 Total Measured 7.03 7.32 51.47 1.65 Indicated 9.18 6.05 55.58 1.79 Measured & Indicated 16.21 6.60 107.06 3.44 Inferred 12.87 4.94 63.63 2.05 21.2 Inclusive Mineral Resource by-products The sulphur inclusive Mineral Resource by-product is estimated independently from gold and is reported as at 31 December 2021. The 2021 Sulphur inclusive Mineral Resource by-product shows an increase of 2.3% when compared to 2020, due to the increase of secondary orebodies which have a lower sulphur content. AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021 _____________________________________________________________________________________ 30 March 2022 74 Inclusive sulphur Mineral Resource Cuiabá Tonnes Grade Contained sulphur as at 31 December 2021 Category million % S tonnes million pounds million Measured 7.03 6.3 0.44 974 Indicated 9.18 4.9 0.45 989 Measured & Indicated 16.21 5.5 0.89 1,963 Inferred 12.87 3.0 0.38 837 21.3 Mineral Reserve by-products Sulphur Mineral Reserve by-product is estimated independently from Au and is reported as at 31 December 2021. The 2021 Sulphur Mineral Reserve by-product presented shows an increase of 4.2% when compared to 2020, due to the increase of secondary orebodies which have a lower sulphur content. Sulphur Mineral Reserve Cuiabá Tonnes Grade Contained sulphur as at 31 December 2021 Category million % S tonnes million pounds million Proven 2.08 5.4 0.11 247 Probable 5.80 4.9 0.28 623 Total 7.89 5.0 0.39 870 21.4 Inferred Mineral Resource in annual Mineral Reserve design AngloGold Ashanti’s planning process allows the use of Inferred Mineral Resource in Mineral Reserve determination and as well as in our business planning. This process never results in Inferred Mineral Resource being converted to a Mineral Reserve and the Mineral Reserve is always economically tested using Measured and Indicated Mineral Resource only. Cuiabá, has however, elected to only use Measured and Indicated Mineral Resource in the Mineral Reserve determination and any Inferred Mineral Resource that is captured in the Mineral Reserve will be insignificant and be a consequence of the required extraction design parameters. 21.5 Additional relevant information Cuiabá evaluates the conversion of Inferred Mineral Resource to Indicated Mineral Resource on an annual basis to justify its use in planning. The table below shows the conversion of Inferred Mineral Resource between years. Cumulatively Inferred Mineral Resource has converted to Indicated Mineral Resource at a rate of 98% based on ounces from 2019 to 2021. 2019 2020 2021 Tonnes (t) Grade (g/t) Gold (g) Tonnes (t) Grade (g/t) Gold (g) Tonnes (t) Grade (g/t) Gold (g) Starting Inferred Mineral Resource 977,804 9.67 9,458,610 843,464 8.84 7,453,788 147,950 6.67 986,488 Resulting Indicated Mineral Resource (year +1) - - - 454,560 8.17 3,712,720 1,357,898 9.51 12,914,279 Conversion between years (%) - - - 46% 84% 39% 161% 108% 173% Cumulative conversion (%) - - - - - - 100% 96% 98% AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021 _____________________________________________________________________________________ 30 March 2022 75 Cuiabá also reconciles the conversion of the Inferred Mineral Resource via grade control if not converted to Indicated Mineral Resource before it is mined. This is seen as the final standalone measurable point of the delivery of Inferred Mineral Resource. Cumulatively Inferred Mineral Resource has converted to Grade Control Model at a rate of 93% based on ounces from 2019 to 2021. 2019 2020 2021 Tonnes (t) Grade (g/t) Gold (g) Tonnes (t) Grade (g/t) Gold (g) Tonnes (t) Grade (g/t) Gold (g) Starting Inferred Mineral Resource 197,783 8.52 1,685,223 200,316 7.79 1,599,404 - - - Grade Control Model - - - 46,214 7.98 365,506 287,087 9.42 2,703,385 Conversion between years (%) - - - 23% 94% 22% 143% 121% 169% Cumulative conversion (%) - - - - - - 84% 107% 93% 21.6 Certificate of Qualified Person(s) Henrique Portella Vigário certificate of competency. As the author of the report entitled AGA Mineração – Cuiabá Technical Report Summary, I hereby state: 1. My name is Henrique Portella Vigário. I am the Qualified Person for the Mineral Resource. 2. My job title is Manager Resource Evaluation Cuiabá-Lamego 3. I am a member of the AusIMM (Australasian Institute of Mining and Metallurgy) and my registration number is 329310. I have a BSc (Geology), and a Postgraduate Certificate (Geostatistics). 4. I have 15 years relevant experience. 5. I am a Qualified Person as defined in Rule S-K 1300. 6. I am not aware of any material fact or material change with respect to the subject matter of the Report that is not reflected in the Report, the omission of which would make the Report misleading. 7. I declare that this Report appropriately reflects my view. 8. I am not independent of AngloGold Ashanti Ltd 9. I have read and understand the SEC S-K 1300 Rule for Modernisation of Property Disclosures for Mining Registrants. I am clearly satisfied that I can face my peers and demonstrate competence for the deposit. 10. I am an Employee in respect of the issuer AngloGold Ashanti Ltd for the 2021 Final Mineral Resource. 11. At the effective date of the Report, to the best of my knowledge, information and belief, the Report contains all scientific and technical information that is required to be disclosed to make the Report not misleading. Felipe Goes Lima certificate of competency As the author of the report entitled AGA Mineração – Cuiabá Technical Report Summary, I hereby state: 1. My name is Felipe Goes Lima. I am the Qualified Person for the Mineral Reserve. 2. My job title is Senior Technical Services Manager AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021 _____________________________________________________________________________________ 30 March 2022 76 3. I am member of the AusIMM (Australasian Institute of Mining and Metallurgy) and my registration number is 336176. I have a BSc degree in Mining Engineering. 4. I have 16 years of relevant experience. 5. I am a Qualified Person as defined in rule S-K 1300. 6. I am not aware of any material fact or material change with respect to the subject matter of the Report that is not reflected in the Report, the omission of which would make the Report misleading. 7. I declare that this Report appropriately reflects my view. 8. I am not independent of AngloGold Ashanti Ltd 9. I have read and understand the SEC S-K 1300 Rule for Modernisation of Property Disclosures for Mining Registrants. I am clearly satisfied that I can face my peers and demonstrate competence for the deposit. 10. I am an Employee in respect of the issuer AngloGold Ashanti Ltd for the 2021 Final Mineral Reserve. 11. At the effective date of the Report, to the best of my knowledge, information and belief, the Report contains all scientific and technical information that is required to be disclosed to make the Report not misleading. 22 Interpretation and conclusions There are some risks associated with the mine going deeper in the main orebody areas mostly related to stress conditions, geotechnical uncertainties, ventilation/refrigeration and fleet needs. Ventilation and refrigeration needs are being addressed through the study of a new system, and geotechnical conditions are also being assessed and simulated with numerical modelling. Some improvements in the current haulage system and new haulage systems are also being assessed to continue mining at depth. There also is an opportunity to address the viability of the narrow veins below level 20 with alternative mining methods. 23 Recommendations There is no additional work recommended. Cuiabá operation has a well-established program to address Mineral Resource conversion and addition. There are also programs to address the underground development to deliver confidence and flexibility to the production plan. AngloGold Ashanti runs a comprehensive business planning process which is framed by the Company’s strategic options process. This sets the mine’s budget requirements aligned to both the larger group and the necessities of the operation. The discissions that result from this process are ultimately approved by the AngloGold Ashanti executive and the regional and mine’s senior management. While the Qualified Person is an intimate part of this process, he does not make recommendations for the operation without it being part of the described framework. 24 References 24.1 References • ABGE – ASSOCIAÇÃO BRASILIERA DE GEOLOGIA DE ENGENHARIA. 2013. Ensaio de permeabilidade em solos: orientações para sua execução no campo. - São Paulo. • ABNT - ASSOCIAÇÃO BRASILEIRA DE NORMAS TÉCNICAS. 1987. ABNT NBR 9897: Planejamento de amostragem de efluentes líquidos e corpos receptores. Rio de Janeiro, RJ. • ABNT - ASSOCIAÇÃO BRASILEIRA DE NORMAS TÉCNICAS. 1987. ABNT NBR 9898: Preservação e técnicas de amostragem de efluentes líquidos e corpos receptores. Rio de Janeiro, RJ. • ABNT - ASSOCIAÇÃO BRASILEIRA DE NORMAS TÉCNICAS. 1995. ABNT NBR 13403: Medição de vazão em efluentes líquidos e corpos receptores – Escoamento livre. Procedimento. Rio de Janeiro, RJ.

AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021 _____________________________________________________________________________________ 30 March 2022 77 • ABNT - ASSOCIAÇÃO BRASILEIRA DE NORMAS TÉCNICAS. 2006. ABNT NBR 12244: Poço tubular – construção de poço tubular para captação de água subterrânea. Rio de Janeiro, RJ. • ABNT - ASSOCIAÇÃO BRASILEIRA DE NORMAS TÉCNICAS. 2007. ABNT NBR 15495-1: Poços de monitoramento de águas subterrâneas em aquíferos granulares Parte 1: Projeto e construção. Rio de Janeiro, RJ. • ABNT - ASSOCIAÇÃO BRASILEIRA DE NORMAS TÉCNICAS. 2008. ABNT NBR 15495-2: Poços de monitoramento de águas subterrâneas em aquíferos granulares Parte 2: Desenvolvimento. Rio de Janeiro, RJ. • ABNT - ASSOCIAÇÃO BRASILEIRA DE NORMAS TÉCNICAS. 2010. ABNT NBR 15847: Amostragem de água subterrânea em poços de monitoramento – Métodos de purga. Rio de Janeiro, RJ. • ABNT - ASSOCIAÇÃO BRASILEIRA DE NORMAS TÉCNICAS. 2013. ABNT NBR 16210: Modelo conceitual no gerenciamento de áreas contaminadas — Procedimento. Rio de Janeiro, RJ. • ABNT - ASSOCIAÇÃO BRASILEIRA DE NORMAS TÉCNICAS. 2015. ABNT NBR ISO 9001: Sistemas de gestão da qualidade – Requisitos. Rio de Janeiro, RJ. • ABNT - ASSOCIAÇÃO BRASILEIRA DE NORMAS TÉCNICAS. 2015. ABNT NBR ISO 14001: Sistemas de gestão ambiental – Requisitos com orientações para uso. Rio de Janeiro, RJ. • ABNT - ASSOCIAÇÃO BRASILEIRA DE NORMAS TÉCNICAS. 2017. ABNT NBR 12212: Projeto de poço tubular para captação de água subterrânea – Procedimento. Rio de Janeiro, RJ. • ABNT - ASSOCIAÇÃO BRASILEIRA DE NORMAS TÉCNICAS. 2017. ABNT NBR ISO/IEC 17025: Requisitos gerais para competência de laboratórios de ensaio e calibração. • Anderson M. P. Woessner W. W., Hunt R. J. 2002. Applied Groundwater Modelling: Simulation of Flow and Advective Transport. Elsevier Second Edition720p. • ANA – Agência Nacional de Águas. 2011. Guia nacional de coleta e preservação de amostras: água, sedimento, comunidades aquáticas e efluentes líquidas / Companhia Ambiental do Estado de São Paulo; Organizadores: Carlos Jesus Brandão ... [et al.]. -- São Paulo: CETESB; Brasília: ANA. • ASTM 03-418096-38.1996. Standards on Analysis of Hydrologic Parameters and Ground Water Modelling. Publication Code Number (PCN): 03-418096-38. West Conshohocken, PA.Ph: 610/8329585. 146 pp. • ASTM D5717-95e1. 1998. Standard Guide for Design of Ground-Water Monitoring Systems in Karst and Fractured-Rock Aquifers (Withdrawn 2005), ASTM International, West Conshohocken, PA. • ASTM D5490-93. 1993. Standard Guide for Comparing Ground-Water Flow Model Simulations to Site-Specific Information”. American Society for Testing and Materials. West Conshohocken, PA 19428. • DORR, J.V.N.II.1969. Physiographic, stratigraphic and structural development of the Quadrilatero Ferrifero, Minas Gerais, Brazil. USGS/DNPM. Professional Paper 641-A. 110p. Mapas e secoes geologicas. • FARINA, F. et al. The Archeane-Paleoproterozoic evolution of the Quadrilátero Ferrífero, Brasil: current models and open questions. Journal of South American Earth Sciences, v. 68, p. 4-21, 2016. • LOBATO, L.M. & VIEIRA, F.W.R. (1998). Styles of hydrotermal alteration and gold mineralisation associated with the Nova Lima Group of the Quadrilatero Ferrifero: Part II, the Archean mesothermal gold-bearing hydrotermal system. Rev. Bras. Geociencias, 28(3):355-366. • Guidelines for the reporting of Exploration Results, Mineral Resource and Mineral Reserve for 2021. AngloGold Ashanti - Mineral Resource and Mineral Reserve Steering Committee, 86p. • https://aga.jazida.com • Healy R. W. & Cook P. G. 2002. Using groundwater levels to estimate recharge. Hydrogeology Journal, 10:91–109. • Healy R. W. & Scanlon B. R. 2010. Estimating Groundwater Recharge. Cambridge University Press. ISBN-13 978-0-511-79768-2 • Kruseman, G.P. and N.A. de Ridder, 1994. Analysis and Evaluation of Pumping Test Data (2nd ed.), Publication 47, Intern. Inst. for Land Reclamation and Improvement, Wageningen, The Netherlands, 370p. • RIBEIRO-RODRIGUES, L.C. (1998). Gold Mineralisation in Archean Banded Iron Formation of the Quadrilatero Ferrifero, Minas Gerais, Brazil. The Cuiabá Mine. Aachen, Alemanha, IML, RWTH Aachen (Tese de Doutoramento), 262p. AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021 _____________________________________________________________________________________ 30 March 2022 78 • Scanlon B. R. & Healy R. W. 2002. Choosing appropriate techniques for quantifying groundwater recharge. Hydrogeology Journal, 10:18–39. • TOLEDO, C.L.B. (1997). Controle Estrutural da Mineralizacao Aurifera na Mina de Cuiabá, Setor NW do Greenstone Belt Rio das Velhas, Quadrilatero Ferrifero, MG. Campinas, SP, UNICAMP (Dissertacao de Mestrado), 167p. • USEPA (United States Environmental Protection Agency). 2000. Guidance for Data Quality Assessment. Office of Environmental Information. Washington, D.C. • US-EPA – United States Environmental Protection Agency. 2004. Guidance for monitoring at hazardous waste sites: framework for monitoring plan development and implementation. Office of solid waste and emergency disposal. OSWER-9200-9355.4-28. • US-EPA (United States Environmental Protection Agency). 2017. Standard Methods for the Examination of Water and Wastewater. American Public Health Association, American Water Works Association, Water Environment Federation. 1546p. • USGS – United States Geological Survey. 2010. SWB – A modified Thornthwaite – Mather Soil- Water-Balance code for estimating groundwater recharge. Westenbroek S.M. Kelson V.A, Dripps W.R. Hunt R.J. Bradbury K.R. In: U.S. Geological Survey Techniques and Methods 6-A31, 60p. • Thornthwaite, C.W.; Mather, Jr. 1955. The Water Balance. Laboratory of Climatology, Centerton, NJ, USA. • JORC, 2012. Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves (The JORC Code) [online]. Available from: <http://www.jorc.org> (The Joint Ore Reserves Committee of The Australasian Institute of Mining and Metallurgy, Australian Institute of Geoscientists and Minerals Council of Australia). 24.2 Mining terms All injury frequency rate: The total number of injuries and fatalities that occurs per million hours worked. By-products: Any potentially economic or saleable products that emanate from the core process of producing gold or copper, including silver, molybdenum and sulphuric acid. Carbon-in-leach (CIL): Gold is leached from a slurry of ore where cyanide and carbon granules are added to the same agitated tanks. The gold loaded carbon granules are separated from the slurry and treated in an elution circuit to remove the gold. Carbon-in-pulp (CIP): Gold is leached conventionally from a slurry of ore with cyanide in agitated tanks. The leached slurry then passes into the CIP circuit where activated carbon granules are mixed with the slurry and gold is adsorbed on to the activated carbon. The gold-loaded carbon is separated from the slurry and treated in an elution circuit to remove the gold. Comminution: Comminution is the crushing and grinding of ore to make gold available for physical or chemical separation (see also “Milling”). Contained gold or Contained copper: The total gold or copper content (tonnes multiplied by grade) of the material being described. Cut-off grade: Cut-off grade is the grade (i.e., the concentration of metal or mineral in rock) that determines the destination of the material during mining. For purposes of establishing “prospects of economic extraction,” the cut-off grade is the grade that distinguishes material deemed to have no economic value (it will not be mined in underground mining or if mined in surface mining, its destination will be the waste dump) from material deemed to have economic value (its ultimate destination during mining will be a processing facility). Other terms used in similar fashion as cut-off grade include net smelter return, pay limit, and break-even stripping ratio. Depletion: The decrease in the quantity of ore in a deposit or property resulting from extraction or production. Development: The process of accessing an orebody through shafts and/or tunneling in underground mining operations. Development stage property: A development stage property is a property that has Mineral Reserve disclosed, but no material extraction. Diorite: An igneous rock formed by the solidification of molten material (magma). Doré: Impure alloy of gold and silver produced at a mine to be refined to a higher purity. AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021 _____________________________________________________________________________________ 30 March 2022 79 Economically viable: Economically viable, when used in the context of Mineral Reserve determination, means that the Qualified Person has determined, using a discounted cash flow analysis, or has otherwise analytically determined, that extraction of the Mineral Reserve is economically viable under reasonable investment and market assumptions. Electrowinning: A process of recovering gold from solution by means of electrolytic chemical reaction into a form that can be smelted easily into gold bars. Elution: Recovery of the gold from the activated carbon into solution before zinc precipitation or electrowinning. Exploration results: Exploration results are data and information generated by mineral exploration programs (i.e., programs consisting of sampling, drilling, trenching, analytical testing, assaying, and other similar activities undertaken to locate, investigate, define or delineate a mineral prospect or mineral deposit) that are not part of a disclosure of Mineral Resource or Reserve. A registrant must not use exploration results alone to derive estimates of tonnage, grade, and production rates, or in an assessment of economic viability. Exploration stage property: An exploration stage property is a property that has no Mineral Reserve disclosed. Exploration target: An exploration target is a statement or estimate of the exploration potential of a mineral deposit in a defined geological setting where the statement or estimate, quoted as a range of tonnage and a range of grade (or quality), relates to mineralisation for which there has been insufficient exploration to estimate a Mineral Resource. Feasibility Study (FS): A Feasibility Study is a comprehensive technical and economic study of the selected development option for a mineral project, which includes detailed assessments of all applicable modifying factors, as defined by this section, together with any other relevant operational factors, and detailed financial analysis that are necessary to demonstrate, at the time of reporting, that extraction is economically viable. The results of the study may serve as the basis for a final decision by a proponent or financial institution to proceed with, or finance, the development of the project. A Feasibility Study is more comprehensive, and with a higher degree of accuracy, than a Prefeasibility Study. It must contain mining, infrastructure, and process designs completed with sufficient rigor to serve as the basis for an investment decision or to support project financing. Flotation: Concentration of gold and gold-hosting minerals into a small mass by various techniques (e.g. collectors, frothers, agitation, air-flow) that collectively enhance the buoyancy of the target minerals, relative to unwanted gangue, for recovery into an over-flowing froth phase. Gold Produced: Refined gold in a saleable form derived from the mining process. Grade: The quantity of ore contained within a unit weight of mineralised material generally expressed in grams per metric tonne (g/t) or ounce per short ton for gold bearing material or Percentage copper (%Cu) for copper bearing material. Greenschist: A schistose metamorphic rock whose green colour is due to the presence of chlorite, epidote or actinolite. Indicated Mineral Resource: An Indicated Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling. The level of geological certainty associated with an Indicated Mineral Resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Because an Indicated Mineral Resource has a lower level of confidence than the level of confidence of a Measured Mineral Resource, an Indicated Mineral Resource may only be converted to a Probable Mineral Reserve. Inferred Mineral Resource: An Inferred Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. The level of geological uncertainty associated with an Inferred Mineral Resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an Inferred Mineral Resource has the lowest level of geological confidence of all Mineral Resource, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability. With caution AngloGold Ashanti uses Inferred Mineral Resource in its Mineral Reserve estimation process and the Inferred Mineral Resource is included in the pit shell or underground extraction shape determination. As such the Inferred Mineral Resource may influence the extraction shape. The quoted Mineral Reserve from these volumes includes only the converted Measured and Indicated Mineral Resource and no Inferred Mineral Resource is converted to Mineral Reserve. The cash flow analysis does not include the Inferred Mineral Resource in demonstrating the economic viability of the Mineral Reserve. Initial assessment (also known as concept study, scoping study and conceptual study): An initial assessment is a preliminary technical and economic study of the economic potential of all or parts of mineralisation to support the disclosure of Mineral Resource. The initial assessment must be prepared by a qualified person and must include appropriate assessments of reasonably assumed technical and economic factors, together with any other relevant operational factors, that are necessary to demonstrate at the time of reporting that there are reasonable prospects for economic extraction. An initial assessment is required for disclosure of Mineral Resource but cannot be used as the basis for disclosure of Mineral Reserve. AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021 _____________________________________________________________________________________ 30 March 2022 80 Leaching: Dissolution of gold from crushed or milled material, including reclaimed slime, prior to adsorption on to activated carbon or direct zinc precipitation. Life of mine (LOM): Number of years for which an operation is planning to mine and treat ore, and is taken from the current mine plan. Measured Mineral Resource: A Measured Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of conclusive geological evidence and sampling. The level of geological certainty associated with a Measured Mineral Resource is sufficient to allow a qualified person to apply modifying factors, as defined in this section, in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. Because a Measured Mineral Resource has a higher level of confidence than the level of confidence of either an Indicated Mineral Resource or an Inferred Mineral Resource, a Measured Mineral Resource may be converted to a Proven Mineral Reserve or to a Probable Mineral Reserve. Metallurgical plant: A processing plant constructed to treat ore and extract gold or copper in the case of Quebradona (and, in some cases, often valuable by-products). Metallurgical recovery factor (MetRF): A measure of the efficiency in extracting gold from the ore. Milling: A process of reducing broken ore to a size at which concentrating or leaching can be undertaken (see also “Comminution”). Mine call factor (MCF): The ratio, expressed as a percentage, of the total quantity of recovered and unrecovered mineral product after processing with the amount estimated in the ore based on sampling. The ratio of contained gold delivered to the metallurgical plant divided by the estimated contained gold of ore mined based on sampling. Mineral deposit: A mineral deposit is a concentration (or occurrence) of material of possible economic interest in or on the earth’s crust. Mining recovery factor (MRF): This factor reflects a mining efficiency factor relating the recovery of material during the mining process and is the variance between the tonnes called for in the mining design and what the plant receives. It is expressed in both a grade and tonnage number. Mineral Reserve: A Mineral Reserve is an estimate of tonnage and grade or quality of Indicated and Measured Mineral Resource that, in the opinion of the Qualified Person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a Measured or Indicated Mineral Resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted. Mineral Resource: A Mineral Resource is a concentration or occurrence of material of economic interest in or on the Earth's crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A Mineral Resource is a reasonable estimate of mineralisation, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralisation drilled or sampled. Modifying Factors: Modifying factors are the factors that a Qualified Person must apply to Indicated and Measured Mineral Resource and then evaluate in order to establish the economic viability of Mineral Reserve. A Qualified Person must apply and evaluate modifying factors to convert Measured and Indicated Mineral Resource to Proven and Probable Mineral Reserve. These factors include, but are not restricted to: Mining; processing; metallurgical; infrastructure; economic; marketing; legal; environmental compliance; plans, negotiations, or agreements with local individuals or groups; and governmental factors. The number, type and specific characteristics of the modifying factors applied will necessarily be a function of and depend upon the mineral, mine, property, or project. Ounce (oz) (troy): Used in imperial statistics. A kilogram is equal to 32.1507 ounces. A troy ounce is equal to 31.1035 grams. Pay limit: The grade of a unit of ore at which the revenue from the recovered mineral content of the ore is equal to the sum of total cash costs, closure costs, Mineral Reserve development and stay-in-business capital. This grade is expressed as an in-situ value in grams per tonne or ounces per short ton (before dilution and mineral losses). Precipitate: The solid product formed when a change in solution chemical conditions results in conversion of some pre-dissolved ions into solid state.

AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021

Preliminary Feasibility Study (Prefeasibility Study or PFS): is a comprehensive study of a range of options for the technical and economic viability of a mineral project that has advanced to a stage where a qualified person has determined (in the case of underground mining) a preferred mining method, or (in the case of surface mining) a pit configuration, and in all cases has determined an effective method of mineral processing and an effective plan to sell the product.

Probable Mineral Reserve: A Probable Mineral Reserve is the economically mineable part of an Indicated and, in some cases, a Measured Mineral Resource.

Production stage property: A production stage property is a property with material extraction of Mineral Reserve.

Productivity: An expression of labour productivity based on the ratio of ounces of gold produced per month to the total number of employees in mining operations.

Project capital expenditure: Capital expenditure to either bring a new operation into production; to materially increase production capacity; or to materially extend the productive life of an asset.

Proven Mineral Reserve: A Proven Mineral Reserve is the economically mineable part of a Measured Mineral Resource and can only result from conversion of a Measured Mineral Resource.

Qualified Person: A Qualified Person is an individual who is (1) A mineral industry professional with at least five years of relevant experience in the type of mineralisation and type of deposit under consideration and in the specific type of activity that person is undertaking on behalf of the registrant; and (2) An eligible member or licensee in good standing of a recognised professional organisation at the time the technical report is prepared. Section 229.1300 of Regulation S-K 1300 details further recognised professional organisations and also relevant experience.

Quartz: A hard mineral consisting of silica dioxide found widely in all rocks.

Recovered grade: The recovered mineral content per unit of ore treated.

Reef: A gold-bearing horizon, sometimes a conglomerate band, that may contain economic levels of gold. Reef can also be any significant or thick gold bearing quartz vein.

Refining: The final purification process of a metal or mineral.

Regulation S-K 1300: On 31 October 2018, the United States Securities and Exchange Commission adopted the amendment Subpart 1300 (17 CFR 229.1300) of Regulation S-K along with the amendments to related rules and guidance in order to modernise the property disclosure requirements for mining registrants under the Securities Act and the Securities Exchange Act. Registrants engaged in mining operations must comply with the final rule amendments (Regulation S-K 1300) for the first fiscal year beginning on or after 1 January 2021. Accordingly, the Company is providing disclosure in compliance with Regulation S-K 1300 for its fiscal year ending 31 December 2021 and will continue to do so going forward.

Rehabilitation: The process of reclaiming land disturbed by mining to allow an appropriate post-mining use. Rehabilitation standards are defined by country-specific laws, including but not limited to the South African Department of Mineral Resources, the US Bureau of Land Management, the US Forest Service, and the relevant Australian mining authorities, and address among other issues, ground and surface water, topsoil, final slope gradient, waste handling and re-vegetation issues.

Resource modification factor (RMF): This factor is applied when there is an historic reconciliation discrepancy in the Mineral Resource model. For example, between the Mineral Resource model tonnage and the grade control model tonnage.
It is expressed in both a grade and tonnage number.

Scats: Within the metallurgical plants, scats is a term used to describe ejected ore or other uncrushable / grinding media arising from the milling process. This, typically oversize material (ore), is ejected from the mill and stockpiled or re-crushed via a scats retreatment circuit. Retreatment of scats is aimed at fracturing the material such that it can be returned to the mills and processed as with the other ores to recover the gold locked up within this oversize material.

Seismic event: A sudden inelastic deformation within a given volume of rock that radiates detectable seismic energy.

Shaft: A vertical or subvertical excavation used for accessing an underground mine; for transporting personnel, equipment and supplies; for hoisting ore and waste; for ventilation and utilities; and/or as an auxiliary exit.

Smelting: A pyro-metallurgical operation in which gold precipitate from electro-winning or zinc precipitation is further separated from impurities.

Stoping: The process of excavating ore underground.

Stripping ratio: The ratio of waste tonnes to ore tonnes mined calculated as total tonnes mined less ore tonnes mined divided by ore tonnes mined.

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AngloGold Ashanti Córrego do Sítio Mineração S.A Cuiabá- 31 December 2021

Tailings: Finely ground rock of low residual value from which valuable minerals have been extracted.

Tonnage: Quantity of material measured in tonnes.

Tonne: Used in metric statistics. Equal to 1,000 kilograms.

Waste: Material that contains insufficient mineralisation for consideration for future treatment and, as such, is discarded.

Yield: The amount of valuable mineral or metal recovered from each unit mass of ore expressed as ounces per short ton or grams per metric tonne.

Zinc precipitation: Zinc precipitation is the chemical reaction using zinc dust that converts gold in solution to a solid form for smelting into unrefined gold bars.

25 Reliance on information provided by the Registrant

Reliance in information provided by the registrant includes guidance from the annual update to AngloGold Ashanti Guidelines for Reporting. This guideline is set out to ensure the reporting of exploration results, Mineral Resource and Mineral Reserve is consistently undertaken in a manner in accordance with AngloGold Ashanti's business expectations and also in compliance with internationally accepted codes of practice adopted by AngloGold Ashanti.

Included in this guideline are the price assumptions supplied by the Registrant which includes long-range commodity price and exchange rate forecasts. These are reviewed annually and are prepared in-house using a range of techniques including historic price averages. AngloGold Ashanti selects a conservative Mineral Reserve price relative to its peers. This is done to fit into the strategy to include a margin in the mine planning process. The resultant plan is then valued at a higher business planning price.

Gold price

The following local prices of gold were used as a basis for estimation in the December 2021 declaration, unless otherwise stated:

		Local prices of gold			
	Gold price	Australia	Brazil	Argentina	Colombia
	$/oz	AUD/oz	BRL/oz	ARS/oz	COP/oz
2021 Mineral Reserve(3)	1,200	1,633	6,182	134,452	3,849,000
2020 Mineral Reserve(2)	1,200	1,604	5,510	119,631	4,096,877
2021 Mineral Resource(1)	1,500	2,072	7,940	173,065	5,336,250

(1) Reported for the first time under Regulation S-K 1300. (2) Reported under Industry Guide 7.
(3) Reported under Regulation S-K 1300.

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